SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


I.   SCHEDULE 14A INFORMATION

     A. Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive  Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      American Mobile Satellite Corporation
                (Name of Registrant as Specified in Its Charter)

                                 Randy S. Segal
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction  applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:


     |_| Fee paid previously with preliminary materials.
     |_| Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

[GRAPHIC OMITTED]




American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416




Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Wednesday, May 20, 1998 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia (703/620-9000).

The formal notice of annual meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting and the nominees for election as directors.

Even if you are unable to attend the meeting in person, it is important that your shares be represented. Therefore, I urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. If you choose to attend the annual meeting, you may, of course, revoke your proxy and cast your votes personally at the meeting.

                                   Sincerely,



                                   Chairman of the Board

[GRAPHIC OMITTED]





American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of American Mobile Satellite Corporation:

The annual meeting of stockholders of American Mobile Satellite Corporation ("American Mobile" or the "Company") will be held at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia, on Wednesday, May 20, 1998, at 9:00 a.m., for the following purposes:

         1. To elect ten directors;

         2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants for American Mobile for the year 1998;

         3. To approve an amendment to American Mobile's 1989 Stock Option Plan to increase the number of shares authorized for issue;

         4. To consider and act upon a proposal to issue shares of American Mobile Common Stock and warrants to purchase Common Stock to Motorola, Inc. ("Motorola") in connection with American Mobile's acquisition of ARDIS; and

         5. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

Only holders of record of American Mobile's Common Stock at the close of business on March 31, 1998, will be entitled to vote at the meeting. A list of such stockholders will be available at the Company's headquarters, 10802 Parkridge Boulevard, Reston, Virginia for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

Stockholders who do not expect to attend the meeting in person are asked to date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

                          By order of the Board of Directors,
                          Randy S. Segal
                          Vice President and Secretary

Reston, Virginia
April 27, 1998

[GRAPHIC OMITTED]





American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416

                                 PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of American Mobile Satellite Corporation ("American Mobile" or the "Company") for use at the annual meeting of stockholders to be held on May 20, 1998, and any adjournments thereof. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by delivering to the Secretary of American Mobile a written instrument of revocation or a duly executed proxy bearing a later date. This proxy statement and the accompanying form of proxy are being first sent to stockholders on or about April 27, 1998.

The only class of securities of American Mobile entitled to vote at the 1998 annual meeting is its Common Stock, of which 30,201,726 shares were outstanding on March 31, 1998. Only stockholders of record at the close of business on March 31, 1998, will be entitled to vote at the annual meeting. Each stockholder has one vote for each share of Common Stock held, and in the election of directors is entitled to cumulate his or her votes. Under cumulative voting, each stockholder is allowed that number of votes equal to the number of director positions to be filled (ten) multiplied by the number of shares of Common Stock owned. The stockholder may distribute those votes among one or more, or all, of the nominees as the stockholder desires. However, as described below, the accompanying proxy reserves to the persons named therein the right to distribute the votes represented by such proxy in their discretion in order to maximize the likelihood of electing the full slate of directors. Under cumulative voting, directors are elected by a plurality of votes cast. A withheld vote on any nominee will not affect the voting results.

With respect to Proposal 2, ratification of the appointment of Arthur Andersen LLP as independent accountants for American Mobile for the year 1998, and Proposal 3, approval of the amendment to the 1989 Stock Option Plan (the "1989 Plan") will in each case require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. Abstentions will be treated as votes present and entitled to vote and thus will have the effect of a vote against the proposal. With respect to Proposal 4, approval of issuance of shares of Common Stock and warrants to purchase Common Stock to Motorola, the affirmative vote of a majority of the shares present in person or presented by proxy at the annual meeting and entitled to vote, without reference to the shares currently held by Motorola, will be required. Abstentions (other than that of Motorola) will be treated as votes present and entitled to vote and thus will have the effect as a vote against the proposal.

Brokers who hold shares in street name do not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners) will not affect the outcome of the vote on Proposals 2, 3 and
4. Broker non-votes will be counted in determining the existence of a quorum.

The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding Common Stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.


                            1. ELECTION OF DIRECTORS

It is intended that the persons named in the proxy will, unless otherwise instructed, vote for the election of the ten nominees listed below to serve as directors until the next annual meeting of stockholders and until their respective successors are elected and qualified. If for any reason any nominee should not be available for election or able to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors and will be voted for the election of the other nominees named therein. In any event, management reserves the right in its discretion to distribute the total votes represented by the proxies unevenly or among less than all of the persons named (or their substitutes), as permitted by cumulative voting, in order to maximize the likelihood of electing the full slate of directors.

Nominees
--------

Information with respect to the business experience and affiliations of the nominees to the Board of Directors is set forth below. The information set forth below and elsewhere in this proxy statement concerning the nominees and their security holdings has been furnished by them to American Mobile.

     Gary M. Parsons, 47. American Mobile's Chairman of the Board of Directors and Chief Executive Officer effective March 1998, Mr. Parsons has been an American Mobile director, the Chief Executive Officer and President of American Mobile since July 1996. Mr. Parsons joined American Mobile from MCI Communications Corporation ("MCI") where he served in a variety of executive roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI.

     Douglas I. Brandon, 39. An American Mobile director as of January 1998, Mr. Brandon is Vice President -- External Affairs & Law, AT&T Wireless Services, Inc ("AT&T Wireless"). Prior to joining AT&T Wireless in 1993, Mr. Brandon was associated with the law firm of Davis Polk & Wardwell beginning in 1986. Prior to Davis Polk, Mr. Brandon clerked for the Honorable William H. Timbers of the United States Court of Appeals for the Second Circuit.

     Ho Siaw Hong, 48. An American Mobile director since April 1997 and from March 1993 to March 1994, Mr. Ho is Assistant Vice President of the Satellite Services Group of Singapore Telecommunications Ltd. ("Singapore Telecom"). Since 1972 he has held a variety of positions at Singapore Telecom in the areas of network control and management, cellular radio, paging and satellite system planning and satellite business development.

     Billy J. Parrott, 62. An American Mobile director since May 1988, Mr. Parrott is President and Chief Executive Officer of Antifire, Inc., a manufacturer of non-toxic fire retardants. Mr. Parrott is also the founder and co-founder of several telecommunications companies, including Private Networks, Inc., a builder and operator of telecommunications and broadcast properties, and Roanoke Valley Cellular Telephone Company, a cellular communications company. Mr. Parrott is owner of a production company where he functions as a writer, producer, director and marketing consultant to Fortune 500 companies.

     Pradeep P. Kaul, 48. Mr. Kaul is Executive Vice President of Hughes Network Systems ("HNS"), responsible for HNS' efforts in the wireless marketplace, managing the development and marketing of offerings that include subscriber terminals, infrastructure networks and digital network services. Prior to 1987, Mr. Kaul was senior vice president of M/A-Com Telecommunications, Inc. ("M/A-Com"), which was acquired by Hughes Electronics Corporation ("Hughes") in 1987. Prior to that, Mr. Kaul was director of engineering with M/A Com.

     Andrew A. Quartner, 44. An American Mobile director since May 1988, Mr. Quartner also serves as corporate counsel at Nextlink Communications, Inc. and Vice Chairman of CellPort Labs, Inc. Prior to his present positions, Mr. Quartner was Senior Vice President, Law, of AT&T Wireless beginning in 1997, which he joined in November 1985. Prior to joining AT&T Wireless, Mr. Quartner was associated with the law firm of Debevoise & Plimpton in New York.

     Jack A. Shaw, 59. An American Mobile director and formerly Chairman of the Board of Directors of American Mobile since July 1996, Mr. Shaw is Chairman and Chief Executive Officer of HNS and Senior Vice President of Hughes. Mr. Shaw is a member of the Hughes Executive Committee. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation, and M/A-Com, which was acquired by Hughes in 1987.

     Roderick M. Sherwood, III, 44. An American Mobile director since April 1996, Mr. Sherwood is a Vice President of Hughes Electronics Corporation and Executive Vice President of DIRECTV International, Inc. Previously, Mr. Sherwood served as Treasurer of Hughes, Senior Vice President -- Operations and Chief Financial Officer of Hughes Telecommunications and Space Company, Chairman of Hughes Investment Management Company, and a member of the Hughes Chairman's Forum. Prior to joining Hughes in May 1995, Mr. Sherwood served in a variety of financial roles during his 14-year career with Chrysler Corporation, where he served as assistant treasurer from 1991 to 1994.

     Michael T. Smith, 54. An American Mobile director since April 1996, Mr. Smith is Chairman and Chief Executive Officer of Hughes. Mr. Smith is a member of the Hughes Executive Committee. Prior to his current position, Mr. Smith served as Chairman of Hughes Aircraft Company ("Hughes Aircraft") and Vice Chairman of Hughes. Mr. Smith served as Executive Vice President and Chief Financial Officer of Hughes from 1989 until 1992. Mr. Smith was the Chairman of Hughes Missile Systems Co. from 1992 to 1994. Previously, Mr. Smith served in a variety of financial management positions with Hughes and General Motors Corporation, beginning his career in 1968.

     Yap Chee Keong, 37. An American Mobile director since May 1997, Mr. Yap is the Group Financial Controller/Vice President for the Corporate Finance Group of Singapore Telecom with overall responsibility for the financial management and control of the Singapore Telecom Group. Prior to joining Singapore Telecom in 1995, he was the General Manager and Group Financial Controller of United Pulp & Paper Company Limited, and an Audit Manager of KPMG Peat Marwick LLP.

Board Committees, Meetings and Compensation
-------------------------------------------

The Board of Directors has an Executive Committee which meets as needed and generally has full authority to act on behalf of the Board of Directors unless otherwise prohibited by Delaware law. The Executive Committee includes representatives from Hughes, AT&T Wireless and Singapore Telecom, and its members are designated by the Board of Directors in accordance with the terms of a stockholders' agreement. Under certain circumstances, a stockholder holding a Threshold Percentage of Common Stock has the right to cause other 5% stockholders which are parties to the agreement to have such other parties' representatives on the Board of Directors vote to have the nominee of that stockholder appointed to the Executive Committee. See "Agreements Among Stockholders." The current members of American Mobile's Executive Committee are Messrs. Brandon, Ho, Shaw, Sherwood and Zesiger. Mr. Albert Zesiger, a Board member, and a member of the Executive Committee and Compensation and Stock Option Committee, is not standing for reelection as a Board member. See "Compensation and Stock Option Committee Interlocks and Insider Participation." The Executive Committee met two times during 1997 and took action by unanimous written consent one time during 1997.

The Board of Directors also has an Audit Committee which currently consists of Messrs. Yap, Quartner, and Sherwood. The Audit Committee is responsible for reviewing the Company's internal auditing procedures and accounting controls and will consider the selection and independence of the Company's outside auditors. The Audit Committee met three times during 1997.

The Board of Directors has a Nominating Committee which makes nominations for the Board of Directors and the Committees of the Board. The current members of the Nominating Committee are Messrs. Dorfman, Quartner, and Smith. Mr. Steven Dorfman, a Board member and a member of the Nominating Committee, is not standing for reelection as a Board member. The Nominating Committee met once during 1997. The Nominating Committee will consider stockholder proposals of persons to be nominated for election to the Board made in accordance with the Company's Bylaws. See "Proposals for 1999," below.

The Board of Directors has a Compensation and Stock Option Committee which is responsible for administering American Mobile's 1989 Plan, reviewing certain of American Mobile's compensation programs and making recommendations to the Board of Directors with respect to compensation. The current members of the Compensation and Stock Option Committee are Messrs. Quartner, Shaw, Smith and Zesiger. The Compensation and Stock Option Committee met one time during 1997 and took action by unanimous written consent five times during 1997. See "Compensation and Stock Option Committee Report."

The Board of Directors met nine times during 1997. All director nominees other than Messrs. Sherwood and Yap attended 75% or more of all Board meetings and meetings of committees of which they were members during 1997.

Each non-employee member of the Board of Directors is entitled to receive an annual retainer of $19,000, and each member of the committees of the Board is entitled to receive additional amounts as follows: Executive Committee, $3,500 per year; Audit Committee, $2,500 per year; Nominating Committee, $2,000 per year; and Compensation and Stock Option Committee, $2,000 per year. Directors have the right to elect to retain or forego these amounts, or to have them donated to a charity of their choice. Mr. Parrott elected to have such amounts paid to him directly. All other directors elected to forego receipt of retainer and committee fees. Beginning in January 1998, Mr. Quartner elected to have such amounts paid to him directly. Directors also receive reimbursement for reasonable expenses incurred in attending meetings of the Board and of Board committees. During 1997, all directors elected to forego such reimbursement. Each non-employee member of the Board of Directors (an "Eligible Director") is entitled to receive options exercisable for the Company's Common Stock as provided in the Company's 1994 Non-Employee Director Stock Option Plan ("Director Plan"). Pursuant to the Director Plan, each Eligible Director (other than directors electing not to receive such options) receives an initial option to purchase 1,000 shares of Common Stock, and automatically receives annually an option to purchase 500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option expires on the earlier of (i) ten (10) years from the date of grant or (ii) seven (7) months after a director's termination of service as a director. Messrs. Brandon, Dorfman, Ho, Shaw, Sherwood, Smith, Yap and Zesiger have elected to forego receipt of options under the Director Plan.



Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table and the accompanying notes set forth certain information concerning the beneficial ownership of American Mobile's Common Stock at March 31, 1998 (except where otherwise indicated), by (i) each person who is known by American Mobile to own beneficially more than five percent of American Mobile's Common Stock, (ii) each director, (iii) each Executive Officer named in the Summary Compensation Table (see "Executive Compensation," below), and (iv) all directors and Executive Officers as a group. Except as otherwise indicated, each person listed in the table has informed American Mobile that such person has (i) sole voting and investment power with respect to such person's shares of Common Stock and (ii) record and beneficial ownership with respect to such person's shares of Common Stock.

Name of Beneficial Owner(1)                 Number of
                                              Shares          % of Class
Beneficial Owners of More than 5%

AT&T Wireless Services, Inc.(2)             3,881,424         12.48%
1150 Connecticut Avenue, N.W.
Washington, DC  20036

Singapore Telecommunications Limited (3)    4,919,046         15.86%
31 Exeter Road, Comcentre
Singapore 239732
Republic of Singapore

Motorola, Inc.(4)                           5,025,000         16.64%
1303 East Algonquin Road
Schaumberg, IL 60196

Baron Capital, Inc.(5)                      6,153,000         19.84%
767 Fifth Avenue, 24th Floor
New York, NY 10153

Hughes Communications Satellite
    Services, Inc.(6)                      11,566,622         32.92%
Building S66/D468
Post Office Box 92424
Los Angeles, CA  90009




                                       5

Directors and Executive Officers

Douglas I. Brandon..................................0             *
Robert L. Goldsmith(7)(11)....................111,158             *
Ho Siaw Hong........................................0             *
Pradeep P. Kaul.....................................0             *
Billy J. Parrott(8)(9).........................12,000             *
Gary M. Parsons(7)(11)........................256,267             *
Stephen D. Peck(7) (11)........................30,218             *
Walter V. Purnell, Jr.(11)(12).................80,200             *
Andrew A. Quartner(8)(10).......................5,500             *
Jack A. Shaw........................................0             *
Roderick M. Sherwood III............................0             *
Michael T. Smith................................1,000             *
Yap Chee Keong......................................0             *
Randy S. Segal(7) (11)........................133,556             *
All Directors and Executive Officers as a
group (14 persons)(7)(11).....................629,899         2.09%

* Less than 1%

     (1)Certain holders of Common Stock, including each of the beneficial owners of more than 5% of the Common Stock ("5% Stockholders") listed in the table are parties to a stockholders' agreement dated December 1, 1993 (the "Stockholders' Agreement"). The 5% Stockholders who are parties to the Stockholders' Agreement may be deemed to constitute a group having beneficial ownership of all Common Stock held by members of such group. See "Agreements Among Stockholders." Each such 5% Stockholder disclaims beneficial ownership as to shares of Common Stock held by other 5% Stockholders.

     (2)Through its subsidiaries, Transit Communications, Inc. (681,818 shares), Satellite Communications Investments Corporation (1,344,067 shares), and Space Technologies Investments, Inc. (1,855,539). Includes 649,347 shares of Common Stock issuable upon exercise of warrants held by Space Technologies Investments, Inc., and 230,932 shares of Common Stock issuable upon exercise of warrants held by Satellite

Communications Investments Corporation. Such warrants are exercisable at any time through December 20, 1998, at an exercise price of $21.00 per share, subject to restriction if such exercise would cause the Company's foreign ownership to exceed the levels permitted by the Communications Act of 1934, as amended (the "Communications Act").

     Transit Communications, Inc. is indirectly 80%-owned by LIN Broadcasting Corporation, which is an indirect subsidiary of AT&T Wireless. Satellite Communications Investments Corporation and Space Technologies Investments, Inc. are direct or indirect subsidiaries of AT&T Wireless.

     (3)Singapore  Telecom  is  approximately   80%-owned  by  Temasek  Holdings
(Private) Ltd., a Singapore holding company that is wholly owned by the Government of Singapore. Includes 812,500 shares of Common Stock issuable upon exercise of warrants issued in connection with the guaranty of the bank financings.

     (4)Does not include 1,524,217 Purchase Price shares of the Company's Common Stock and warrants for shares of the Company's Common Stock to Motorola the issuance of which are subject to Stockholder approval at the 1998 annual meeting.

     (5)Includes 812,500 shares of Common Stock issuable upon exercise of warrants issued in connection with the guarantees of the bank financings.

     (6)Hughes Communications Satellite Services, Inc. ("HCSSI") is an indirect wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation. Includes 25,000 shares of Common Stock issuable upon exercise of warrants issued to HCSSI on January 19, 1996, in connection with a prior interim financing facility guarantee and 4,875,000 shares of Common Stock issuable upon exercise warrants issued in connection with the bank financings.

     (7)Includes shares owned through the Company's matching 401(k) Plan and/or Employee Stock Purchase Plan.

     (8)Includes shares issuable upon the exercise of options granted under the Director Plan which options are vested and exercisable within sixty days after March 31, 1998, subject to compliance with applicable securities laws.

     (9)Includes 7,500 shares owned by Private Networks, Inc., a company in which Mr. Parrott owns a one-third equity interest. Mr. Parrott disclaims beneficial ownership as to all such shares of Common Stock.

     (10)Includes 1,050 shares owned by trusts for the benefit of each of Mr. Quartner's three children, of which Mr. Quartner is trustee, and 100 shares owned by Mr. Quartner's wife. Mr. Quartner disclaims beneficial ownership as to all such shares of Common Stock.

     (11)Includes shares issuable upon the exercise of options granted under the 1989 Plan which options are vested and exercisable within sixty days after March 31, 1998, subject to compliance with applicable securities laws. Also includes shares of Restricted Stock awarded under the 1989 Plan, which are subject to a number of conditions of forfeiture.

     (12)Includes 200 shares owned by Mr. Purnell's wife, as to which Mr. Purnell disclaims beneficial ownership.

Agreements Among Stockholders
-----------------------------

Stockholders' Agreement
-----------------------

American Mobile and each holder of shares of Common Stock who acquired such shares prior to the Company's initial public offering of 8,500,000 shares of Common Stock, which was completed December 20, 1993, are parties to a Stockholders' Agreement, amended and restated as of December 1, 1993 (the "Stockholders' Agreement"). The remaining parties to the Stockholders' Agreement (principally Hughes, Singapore Telecom, and AT&T Wireless) hold approximately 50% of the outstanding shares of Common Stock, on a fully diluted basis. The Stockholders' Agreement sets forth agreements among the parties relating to the governance of the Company, ownership of shares and the voting and transferability of Common Stock and other matters. The Stockholders' Agreement limits the Company's activities to engaging in the communications business, providing, marketing and operating a mobile satellite service and engaging in activities necessary, appropriate or reasonably related to the foregoing. The Stockholders' Agreement provides that the parties will not vote to remove members of the Board of Directors except for cause and that they will not elect or permit the election of a director who is not a United States citizen, if such action would cause the Company to violate applicable law, regulations or FCC policy.

In the Stockholders' Agreement, stockholders who, together with their affiliates, own in excess of five percent of the Common Stock ("Specified Stockholders") have also agreed to cause their representatives on American Mobile's Board of Directors to appoint to the Executive Committee two directors (and one alternate) nominated by each of the two Specified Stockholders which are parties to the Stockholders' Agreement that hold the greatest number of shares of Common Stock and one director (and one alternate) nominated by the Specified Stockholder that holds the third greatest number of shares of Common Stock, provided that each Specified Stockholder making such nomination holds at least 15% (the "Threshold Percentage"), of the outstanding Common Stock. Notwithstanding the foregoing, regardless of whether any other Specified Stockholder which is a party to the Stockholders' Agreement holds the Threshold Percentage of the outstanding shares of Common Stock, during the period that any single Specified Stockholder or group of affiliated stockholders which are parties to the Stockholders' Agreement are the record holders of more than 50% of the outstanding Common Stock, the Specified Stockholders have agreed to cause their Board representatives to vote for the appointment to the Executive Committee of nominees of that Specified Stockholder. The Stockholders' Agreement also provides that no person shall be elected to the Board of Directors if such election would violate the Communications Act or regulations thereunder. Furthermore, the Stockholders' Agreement provides that no director shall be elected to the Executive Committee if such election, in the opinion of counsel for American Mobile, would raise a reasonable prospect of violating the Communications Act or regulations thereunder. Moreover, before any Specified Stockholder may elect a director of American Mobile who is not a United States citizen, it must first allow Singapore Telecom to elect such a director, provided Singapore Telecom casts sufficient cumulative votes to elect a director.

The Communications Act provides that certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives (the Company's wholly-owned subsidiary, AMSC Subsidiary Corporation ("AMSC Subsidiary"), as the holder of the FCC license to construct and operate the Company's mobile satellite services system, is subject to these restrictions).

Further, the Communications Act provides that certain FCC licenses may not be held by a corporation controlled by another corporation if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives ("Alien Ownership"), if the FCC finds that the public interest is served by the refusal or revocation of such license (American Mobile controls AMSC Subsidiary and therefore is subject to these restrictions). The Stockholders' Agreement contains procedures for reducing the risk that the Company will fail to comply with the FCC's Alien Ownership restrictions as a result of the ownership of the stockholders party to that Agreement or their respective holdings in American Mobile.

The Stockholders' Agreement provides that when a Specified Stockholder transfers Common Stock not acquired by such Specified Stockholder in the open market, the transferee shall become a party to the Stockholders' Agreement, and shall assume all of the transferring Specified Stockholder's rights and obligations under the Stockholders' Agreement, provided such transferee together with its affiliates would, giving effect to such transfer, hold in excess of 5% of the issued and outstanding Common Stock.

The Stockholders' Agreement continues until terminated by the affirmative vote of the holders of three-fourths of the issued and outstanding Common Stock held by parties to the Stockholders' Agreement. It may be amended by a three-fourths' vote of the Specified Stockholders, except that amendments to the provisions providing for registration rights and certain other matters require the affirmative vote of the holders of three-fourths of the outstanding Common Stock held by parties to the Stockholders' Agreement.

Motorola Agreements
-------------------

In connection with the acquisition of ARDIS from Motorola by the Corporation on March 31, 1998 (the "Acquisition"), and pursuant to the Stock Purchase Agreement dated as of December 31, 1997, as amended March 31, 1998 (the "Purchase Agreement"), American Mobile, Motorola and certain of American Mobile's principal stockholders (Hughes, Singapore Telecom and AT&T Wireless) (the "Participating Stockholders") have agreed to certain participation and registration rights with respect to American Mobile's Common Stock.

Pursuant to the terms of the Participation Rights Agreements entered into on December 31, 1997 (the "Participation Rights Agreement"), in the event that one of the Participating Stockholders seeks to transfer its shares of American Mobile's Common Stock other than in a Rule 144 or public stock exchange or Nasdaq Stock Market transaction (a "Transfer") at a time at which Motorola beneficially owns 5% or more of American Mobile's Common Stock, Motorola would have a right to receive notice of the intended Transfer by such Participating Stockholder and a right to participate (proportionate to Motorola's stockholdings relative to those of such Participating Stockholder) in such contemplated Transfer. Under the Participation Rights Agreement, the Participating Stockholders would be entitled to similar notice and participation rights in the event of an intended transfer by Motorola of its interests in American Mobile's Common Stock.

The Participation Rights Agreement also provides that in connection with the Acquisition, Motorola would be entitled to certain demand and participation ("piggyback") registration rights with respect to the shares of Common Stock to be issued to Motorola (directly or following exercise of its warrants) as part of the purchase price of ARDIS. Pursuant to the Agreement, after the first year following the Acquisition, Motorola or its transferees would be entitled to two demand registrations with respect to its shares of American Mobile's Common Stock, subject to certain registration priorities and postponement rights of American Mobile. In addition, Motorola would be entitled to piggyback registration in connection with any registration of securities by American

Mobile (whether or not for its own account) on a form which may be used for registration of the Common Stock held by Motorola. Under the Participation Rights Agreement, Motorola's piggyback registration rights would have certain priorities for sale over those of other parties (including the Participating Stockholders). Motorola's priority rights, however, would not extend to a primary registration on behalf of American Mobile or to the registration rights relating to the 12 1/4% senior notes and related warrants (the "high yield debt offering") issued by the Company in connection with the Acquisition.

In addition, under the Participation Rights Agreement, the Participating Stockholders and Baron Capital, Inc. agreed with Motorola to vote their shares of Common Stock in favor of and take such other action as may be necessary to approve the Acquisition, including the issuance of shares of American Mobile's Common Stock to Motorola in connection with the Acquisition.



Executive Officers
------------------

Executive Officers of American Mobile are elected by, and serve at the discretion of, the Board of Directors. As part of their responsibilities, Executive Officers also currently serve as officers of the subsidiaries of American Mobile, including AMSC Acquisition Company, Inc., AMSC Subsidiary, American Mobile Satellite Sales Corporation, Personal Communications Satellite Corporation, AMSC Sales Corporation, Ltd., American Mobile Radio Corporation, AMRC Holdings, Inc. (together with American Mobile Radio Corporation, "AMRC"), AMSC ARDIS, Inc., AMSC ARDIS Acquisition, Radio Data Network Holding Corporation, ARDIS Company, and ARDIS Holding Company. Executive Officers receive no additional compensation for these services. Information with respect to the age, business experience and the affiliations of the Executive Officers of American Mobile is set forth below.

     Gary M. Parsons, Chief Executive Officer and Chairman of the Board of Directors, joined the Company in July 1996. See "Nominees" for information regarding Mr. Parson's age, business experience and affiliations.

     Walter V. Purnell, Jr., 52. American Mobile's President effective upon the consummation of the Acquisition in March 1998. Prior to the Acquisition, Mr. Purnell was President and Chief Executive Officer of ARDIS since September 1995. Previously, Mr. Purnell had served as the chief financial officer of ARDIS since its founding in 1990. Prior to 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

     Robert L. Goldsmith, 54. American Mobile's Executive Vice President and Chief Operating Officer since February 1997. Prior to joining American Mobile, Mr. Goldsmith was the Senior Vice President of Sales and Marketing and General Manager of the Commercial Services Division for Qwest Communications Company. Prior to joining Qwest in 1995, Mr. Goldsmith was with MCI for nine years in various executive sales and marketing positions.

     Randy S. Segal, 42. American Mobile's Vice President, General Counsel and Secretary since October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

     Stephen D. Peck, 53. American Mobile's Vice President and Chief Financial Officer since July 1997. Mr. Peck was formerly Executive Vice President and Chief Financial Officer at Phillips Publishing International ("PPI"), which he joined in 1986. Prior to joining PPI, Mr. Peck was Senior Vice President for Finance and Administration of the Viguerie Company, which he joined in 1977.



Compensation and Stock Option Committee Report
----------------------------------------------

Introduction
------------

The Company's compensation policy for 1997 was established by the Compensation and Stock Option Committee consisting of Messrs. Quartner, Shaw, Smith and Zesiger. Mr. Zesiger, currently a director of American Mobile, is not standing for reelection on the Board. In accordance with this policy, which is discussed in greater detail below, the Compensation and Stock Option Committee set the base salaries of, and awarded cash bonuses, stock options and shares of restricted stock to, American Mobile's Executive Officers for 1997. None of the members of the Compensation and Stock Option Committee are employees of the Company.

 American Mobile's Compensation Policy. American Mobile's compensation policy is designed to (i) attract and retain a talented and highly motivated executive corps, (ii) reward those executives for attaining personal, departmental and company-wide goals, and (iii) align the interests of those executives with the interests of the Company's stockholders. Each of these objectives is addressed to a greater or lesser extent by each of the three components of the executive's compensation - base salary, annual bonus, and equity based awards (restricted stock awards and stock options).

The Compensation and Stock Option Committee determined in 1997 that merit increases would not be paid to senior executives, and upon recommendation by Mr. Parsons, that the Chief Executive Officer's base compensation would be reduced. Instead, the Committee approved a proportionate increase in at-risk, bonus compensation to such executives. In view of the economic constraints facing the Company, the desirability of placing a greater emphasis on performance-based, at-risk compensation, and the positive message to be derived throughout the organization by implementation of such a salary reduction or freeze at the most senior management levels, the Committee believed this base and bonus reallocation to be a desirable one.

In 1998, the Committee determined that merit increases should again be paid and returned Mr. Parsons' base salary to its original level of $350,000.

Annual Bonus. American Mobile's Executive Officers are eligible for discretionary annual bonuses. Performance objectives are set annually for each executive, with relative values set for attaining each objective. At year end, the Chief Executive Officer of the Company assesses each executive's success in obtaining his or her performance objectives, and makes an appropriate recommendation to the Compensation and Stock Option Committee regarding such executive's annual bonus. Such recommendations are generally based, in part, on quantitative factors relating to attainment of corporate objectives and, in part, on more qualitative factors relating to individual performance.

In 1998, the Committee determined that the corporate performance objectives originally set had not been achieved. The Committee determined, however, that additional transactional achievement goals had been set by the Board during the year. Accordingly, the Committee established a modified objective for the corporation - the successful consummation of the Acquisition - which if achieved would provide the basis for payment of the corporate component of the bonus. The Committee based this determination on the need to provide incentives and reinforce the corporate objectives, while at the same time recognize critical alternative achievements by management.

Stock Options. The number of stock options granted to each executive is determined by the Compensation and Stock Option Committee in its discretion. In making its determination, the Compensation and Stock Option Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive (if any) and other factors, including an analysis of the estimated amount potentially realizable from the options.

In January 1998, the Board of Directors granted restricted stock to senior management for the first time. These grants include a three-year vesting schedule as well as specific corporate performance targets related to either the successful fulfillment of the Company's lease of its satellite, MSAT-2, or the Company's achievement of positive EBITDA. Unless waived by the Board of Directors, failure to meet a required performance target would prevent the vesting of the restricted shares.

On March 27, 1997, the Compensation and Stock Option Committee approved a repricing of certain options granted to employees pursuant to the 1989 Plan. Because of a decline in market value of the Company's Common Stock, certain outstanding options were exercisable at prices that exceeded the market value of the Common Stock. In view of this decline and in keeping with the Company's philosophy of utilizing equity incentives to motivate and retain qualified employees, the Compensation and Stock Option Committee felt that it was important to regain the incentive intended to be provided by options to purchase shares of the Company's Common Stock.

Pursuant to the terms of the repricing, 175 option holders, holding options to purchase an aggregate of 634,361 shares of the Company's Common Stock, that had an exercise price of over $13.50 per share (the "Existing Options"), were issued new options to purchase an equal number of shares at an exercise price of $13.00 per share, above the fair market value of $11.065 of the Company's Common Stock on March 27, 1997, the date of the repricing (the "New Options"). The New Options modify the exercise price of the Existing Options to which each relates, and like the Existing Options, are governed by the 1989 Plan. The proportionate share of vested options and the remaining vesting schedule for the New Options remains the same as those of the Existing Options. The terms of the New Options are otherwise the same as the terms of the Existing Options that they replace.

Compensation of the President. The foregoing principles and policies were applied in determining the compensation of Mr. Parsons, Chief Executive Officer of American Mobile. During fiscal 1997, Mr. Parsons received a base salary of $317,692, which was increased $350,000 in January 1998. The Compensation and Stock Option Committee also awarded Mr. Parsons options to purchase a total of 100,000 shares of the Company's Common Stock.

Tax Deductibility of Executive Compensation. The Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated Executive Officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1 million or meets certain specified conditions (such as stockholder approval). Based on the Company's current compensation plans and policies and recently released regulations interpreting the Code, the Company and the Compensation and Stock Option Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation. The Compensation and Stock Option Committee intends to monitor this issue, and will consider modifications of the Company's compensation policies as conditions warrant and to the extent necessary to serve the best interests of the Company.

Andrew A. Quartner     Jack A. Shaw     Michael T. Smith     Albert L. Zesiger



Compensation and Stock Option Committee Interlocks and Insider Participation
----------------------------------------------------------------------------

During the fiscal year ended December 31, 1997, the Compensation and Stock Option Committee of American Mobile's Board of Directors consisted of Andrew A. Quartner, Jack A. Shaw, Michael T. Smith and Albert L. Zesiger. During 1997, the Company and AMSC Subsidiary entered into contracts and other transactions with certain affiliates of Hughes and with Singapore Telecom. All of these contracts and transactions were approved by American Mobile's Board of Directors or Executive Committee, and the Company believes that the contracts and transactions were made on terms substantially as favorable to the Company as could have been obtained from unaffiliated third parties. The following is a description of such contracts and transactions.

In 1990, following a competitive bidding process in which there was another bidder, the Company entered into the contract (the "Satellite Construction Contract") for the development and construction of the Company's first satellite (the "Satellite") with Hughes Aircraft. Hughes Aircraft, one of the largest and most experienced satellite manufacturers in the world, built the Satellite's bus. The bus is comprised of the spacecraft and the subsystems used to maintain the proper operation of the communications payload. The Satellite is a Hughes HS-601 system with a payload specifically designed for the Company's mobile satellite system by Spar Aerospace, Ltd. ("Spar"). In January 1997, the Company reached an agreement with Hughes Aircraft to reduce the amount of performance payments owed by the Company by 27.5%, and to defer all payments otherwise due until January 1998. In January 1998, the Company reached agreement to further defer payments otherwise due all the second quarter 1998.

In November 1994, AMSC Subsidiary entered into an agreement with Hughes Network Systems Limited ("HNS") pursuant to which AMSC Subsidiary was granted an option to purchase up to six land earth stations (each an "LES") at a price of $2,700,000 or Less per LES, subject to discount based on the number of LESs actually purchased. Each LES acts as a switching network and interface between signals transmitted from the Satellite and the public data network. AMSC Subsidiary initially exercised an option to purchase five LESs from HNS, two of which were purchased on behalf of Rockwell International ("Rockwell"), then one of the Company's wholesale customers. The Company acquired the two Rockwell LESs in November 1996, in connection with its acquisition of Rockwell's multimode messaging business. The Company terminated its purchase of one LES, and paid a

$1.67 million terminate charge in accordance with the agreement. HNS has also agreed to supply to AMSC Subsidiary software maintenance services in support of the operation of the LESs at an annual rate of $760,000 for the twelve month period commencing December 1, 1997.

The Company has entered into a reseller agreement with Hughes Space & Communications Company, through its Hughes Government Services ("HGS") business unit, whereby American Mobile will sell the Company's services to HGS for resale by HGS to federal government subscribers at rates to be established by HGS. Like the Company's other government resellers, HGS will set rates and prices for services and equipment, respectively and will be responsible for billing and collecting amounts due from its customers.

The Company has entered into a consulting agreement with HNS to obtain the services of one HNS employee, formerly the Company Chief Scientist (William Garner) to be provided to American Mobile on a half-time basis. In the consulting arrangement, the Company pays one-half of the consulting employee's salary for the services.

On December 30, 1997, American Mobile entered into a bridge facility (the "Bridge Facility") with HCSSI in the principal amount of up to $10 million, secured by a pledge of American Mobile's interest in its 80%- owned subsidiary, AMRC. The Bridge Facility bore an annual interest rate of 12% and a maturity date of March 31, 1999, and required mandatory repayment in the event net proceeds are received from any asset disposition, lease agreement, financing or equity transaction of American Mobile. The Bridge Facility was fully drawn by the end of the first quarter of 1998, and was repaid in full with a portion of the proceeds from the Company's $335 million high yield debt offering on March 31, 1998.

In connection with the Acquisition, the Company, the Acquisition Company and its subsidiaries renegotiated the existing $200 million Bank Financing (the "Bank Financing") with Morgan Guaranty Trust Company of New York, Toronto Dominion Bank, Bank of America National Trust and Savings Association and certain other lenders (collectively, the "Banks") to provide for two facilities: (i) the Revolving Credit Facility, a $100 million unsecured five-year reducing revolving credit facility, and (ii) the Term Loan Facility, a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the Banks' approval (collectively, the "New Bank Financing"). The Term Loan Facility is secured by the stockholdings of the Company, principally its assets in AMRC and the newly formed subsidiary, in connection with the Acquisition, AMSC Acquisition Company, Inc. The New Bank Financing is severally guaranteed by Hughes, Singapore Telecom and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors").

In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the New Bank Financing, American Mobile has agreed to compensate the Bank Facility Guarantors, principally in the form of 1 million additional warrants and repricing of 5.5 million warrants previously issued (together, the "Guarantee Warrants"). The Guarantee Warrants have an exercise price of $12.51. The Bank Facility Guarantors have certain demand and piggy-back registration rights with regard to the unregistered shares of the Company's Common Stock held by them or issuable upon exercise of the Guarantee Warrants. Further, in connection with the guarantees, American Mobile has agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors are required to make payment under the Revolving Credit Facility guarantees, and, in connection with this reimbursement commitment has provided the Bank Facility Guarantors a junior security interest with respect to the assets of the Company, principally its stockholdings in AMRC and the AMSC Acquisition Company, Inc.

Performance Graph
-----------------

The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from December 31, 1993, through December 31, 1997, computed by dividing (i) the difference between the closing price per share at the beginning of such period and the last trading day of each month during such period (the Company did not declare or pay dividends on its Common Stock during such period) by (ii) the closing share price at the beginning of such period, and compares such return to the performance during such period of the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S.") and the CRSP Nasdaq Telecommunications Stock Index ("Nasdaq Telecom"). The Nasdaq U.S. index comprises all domestic common shares traded on the Nasdaq National Market and the Nasdaq SmallCap Market, and the Nasdaq Telecom index comprises all such domestic common shares of companies falling under Standard Industrial Classification Code 48. These indices are prepared for Nasdaq by the CRSP at the University of Chicago. The graph assumes $100 invested on December 31, 1993, in the Company's Common Stock (at $20.50 per share), the Nasdaq U.S. index and the Nasdaq Telecom index.



            COMPARISON OF FORTY-EIGHT MONTHS CUMULATIVE TOTAL RETURN

[GRAPHIC OMITTED]


                         Dec. '93   Dec. '94   Dec. '95   Dec. '96   Dec. '97
                         --------   --------   --------   --------   --------

  American Mobile        100.000    62.195     149.390     59.756     34.146
  Nasdaq US              100.000    97.748     138.235    170.040    208.653
  Nasdaq Telecom         100.000    83.460     109.283    111.713    165.037

Executive Compensation
----------------------

The following tables set forth (a) the compensation paid or accrued by the Company to the Company's chief executive officer and its three other most highly compensated Executive Officers receiving over $100,000 per year (such officers, the "Named Executive Officers") for services rendered during the fiscal years ended December 31, 1997, 1996 and 1995 and (b) certain information relating to options granted to such individuals.

   Summary Compensation Table

                                                                                 Long-Term        All Other
                                                                                Compensation       Compen-
                                         Annual Compensation                      Awards          sation(5)
                                         -------------------                      ------          ---------
   Name and                                                   Other Annual       Options/
   Principal Position        Year     Salary(1)  Bonus(2)   Compensation(3)       SARs(4)
   ------------------        ----     ---------  --------   ---------------       -------

Gary M. Parsons              1997     $317,692   $79,000       $ 9,600           100,000        $    --
 President and               1996     $145,385   $87,500       $ 4,026           300,000             --
 Chief Executive Officer

Robert L. Goldsmith(6)       1997     $189,807   $38,203       $ 8,800           100,000             --
 Executive Vice President,
 Chief Operating Officer

Randy S. Segal               1997     $191,000   $33,425       $ 9,600            25,000             --
 Vice President, General     1996     $191,000   $52,716       $ 5,619            65,000             --
 Counsel and Secretary       1995     $183,750   $55,000       $40,341            12,000        $54,493

Stephen D. Peck(6)           1997     $ 88,154   $15,659       $ 4,465            50,000             --
 Vice President, Chief
 Financial Officer


     (1)Effective  with  the  Acquisition,   Messrs.  Parsons',   Purnell's  and
Goldsmith's,   Ms.  Segal's  and  Mr.  Peck's   annualized  base  salaries  were
approximately $350,000, $225,000, $219,600, $204,400 and $195,400.

     (2)1997  bonus  reflects  50%  bonus  potential   allocable  to  individual
performance; 50% corporate bonus potential for 1997 subsequently awarded upon successful consummation of Acquisition on March 31, 1998.

     (3)All dollar amounts reported for fiscal year 1995 relate to payments to cover the Named Executive Officer's increased taxes as a result of relocation expense reimbursements. All dollar amounts reported for fiscal year 1997 and 1996 relate to the personal use of a company car and/or a car allowance.

     (4)The numbers reflect grants of options to purchase shares of Common Stock under the 1989 Plan. The Company has not granted stock appreciation rights ("SARs").

     (5)Relates to relocation expense reimbursements.

     (6)Messrs. Goldsmith and Peck joined the Company in February 1997 and July 1997, respectively.

Option/SAR Grants Last Fiscal Year
----------------------------------

The following table sets forth each grant of stock options made during fiscal year 1997 to each of the Named Executive Officers.

                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                       -------------------------------------


                                           Individual Grants                      Potential Realizable
                                           -----------------                        Value at Assumed
                                                                                     Annual Rates of
                             Number of     % of Total                                   Stock Price
                             Securities    Options/SARs                              Appreciation for
                             Underlying    Granted to   Exercise or                   Option Term(3)
                             Options/SARs  Employees/   Base Price
     Name                    Granted(1)(2) Fiscal Year  ($/Share) Expiration Date   5%          10%
                             ------------- -----------  --------- ---------------   --          ---

Gary M. Parsons ..........     100,000       7.7373%    $12.81    Jan. 23, 2007   $806,021  $2,042,230
Robert L. Goldsmith.......     100,000       7.7373%    $12.50    Feb. 3, 2007    $786,118  $1,992,178
Randy S. Segal  ..........      25,000       1.9343%    $12.81    Jan. 23, 2007   $201,505    $510,558
Stephen D. Peck  .........      50,000       3.8686%     $9.06    July 14, 2007   $284,889    $721,965



     (1)Does not include options granted on January 22, 1998, with respect to fiscal year 1997. The numbers reflect the grant of options to purchase shares of Common Stock under the 1989 Plan. The Company has not granted SARs.

     (2)The options become exercisable in three annual installments, vesting at the rate of 33 1/3% per year for three years.

     (3)Based on actual option term and annual compounding. The actual value a Named Executive Officer may realize will depend upon the excess of the price of the Common Stock over the exercise price on the date the option is exercised. Accordingly, there is no assurance that the value ultimately realized by a Named Executive Officer, if any, will be at or near the values indicated.



Option/SAR Exercises and Year-End Option Values
-----------------------------------------------

The following table sets forth, for each of the Named Executive Officers, the value of unexercised options at fiscal year-end:




                               Aggregated Option/SAR Exercises in Last Fiscal Year
                                     and Fiscal Year-End Option/SAR Values (1)

                           Number of Securities Underlying         Value of Unexercised
                             Unexercised Options at Fiscal       in-the-Money Options/SARs
                                       Year-End(#)                 at Fiscal Year-End($)
     Name                    Exercisable/Unexercisable           Exercisable/Unexercisable
     ----                    -------------------------           -------------------------

Gary M. Parsons.........            100,000/300,000                        $0/$0
Robert L. Goldsmith.....                 0/100,000                         $0/$0
Randy S. Segal .........            51,452/72,480                          $0/$0
Stephen D. Peck.........               0/50,000                            $0/$0



     (1)None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1997. The Company has not granted SARs.

The following table sets forth each repriced grant of stock options made to each of the Named Executive Officers.


                                               OPTION/SAR REPRICINGS

                                                 Individual Grants

                                           Market                                   Length of
                           Number of      Price of        Exercise                   Original
                           Securities     Stock at        Price at                 Option Term
                           Underlying     Time of         Time of       New        Remaining at
                          Options/SARs   Repricing or   Repricing or  Exercise   Date of Repricing
Name               Date    Repriced       Amendment       Amendment    Price       or Amendment
----               ----    --------       ---------       ---------    -----       ------------


Randy S. Segal     6/11/96  10,000         $18.75          $27.75       $18.75    9 years 7 months
                   3/27/97  20,000         $11.07          $18.75       $13.00    8 years 10 months
                   3/27/97  15,000         $11.07          $18.75       $13.00    9 years 3 months
                   3/27/97  12,000         $11.07          $14.62       $13.00    7 years 10 months
                   3/27/97  10,000         $11.07          $21.00       $13.00    6 years 9 months
                   3/27/97  11,932         $11.07          $21.00       $13.00    5 years 7 months


Employment Agreements
---------------------

At December 1997, the Company was a party to change in control agreements (collectively the "Change in Control Agreements," and individually a "Change in Control Agreement") with each of Robert L. Goldsmith, Stephen D. Peck and Randy
S. Segal, as well as with other members of senior management (collectively "Executives" and individually "Executive"). The Company has also entered into a Change of Control Agreement with Walter V. Purnell, Jr. Under the Change in

Control Agreements, the Company considers it essential to its best interests and to the best interests of its stockholders to retain employment of its key management personnel. If a Change in Control occurs during the term of the Change in Control Agreement and the Company terminates the employment of the Executive within two years following the occurrence of such change of control,
(i) the Company will provide to each Executive a lump-sum severance payment equal to the sum of the Executive's annual base salary and the Executive's average bonus, (ii) all options to purchase securities of the Company granted to the Executive pursuant to the Company's 1989 Plan or any other Company plan that are then held by the Executive will be accelerated to the later of the date of termination or six months after the date such option was granted, and shall continue to be exercisable for a two-year period after such acceleration, and
(iii) the Company shall provide the Executive with group term life insurance, health insurance, accident and long-term disability insurance benefits, which shall continue for a twelve-month period or until the date the Executive will reach age sixty-five substantially similar in all respects to those that the Executive was receiving immediately prior to the termination date. In addition, the Company will pay to the Executive all reasonable legal fees and expenses incurred by the Executive as a result of a termination.

The Company also entered into certain arrangements with Gary M. Parsons with respect to change in control of the companies. Mr. Parsons' agreements, reflected in an initial employment letter agreement and in his subsequent stock option and restricted stock agreements, provide that Mr. Parsons would be entitled to one year's salary in the event his employment terminates following a Change of Control, and all equity awards would vest upon the occurrence of a change in control without regard to whether Mr. Parsons' employment were terminated.


                  2. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

On the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent accountants for the Company for the year 1998, subject to ratification by the stockholders at the annual meeting. Arthur Andersen LLP have been the independent accountants for the Company since 1988. A representative of Arthur Andersen LLP will be present at the annual meeting of stockholders with the opportunity to make a statement if he so desires and to respond to appropriate questions.

     The  Board  of  Directors   recommends  a  vote  FOR  ratification  of  the
     appointment of Arthur Andersen LLP as independent accountants for the Company for the year 1998.

                       3. APPROVAL OF 1989 PLAN AMENDMENT

Proposed Amendment
------------------

The American Mobile Satellite Corporation 1989 Plan was approved by the Board of Directors in December 1989. There are currently 3,500,000 shares of Common Stock reserved for issuance under the 1989 Plan. On January 21, 1998, the Board of Directors of the Company approved for submission to stockholders an amendment to the 1989 Plan which will increase the number of shares of Common Stock reserved for issuance under the 1989 Plan from 3,500,000 shares to 4,500,000 shares.

As of March 31, 1998, options and restricted stock for 3,371,593 shares were granted and outstanding, and 81,205 options had been exercised. If the amendment is approved, there will be 1,047,202 shares of Common Stock available for grant under the 1989 Plan.


Reason for the Amendment
------------------------

The Company utilizes stock option grants as part of its compensation program for executives and employees. In this way, the Company links compensation at various levels within the organization to performance and believes that it is appropriate to continue such practice in the future through the use of stock options. In addition, the Company believes that the use of stock option grants to executives and employees helps to provide incentive for their continued employment and otherwise more closely aligns their interests with those of the Company's stockholders. As a result, the Board of Directors believes that 1,000,000 additional shares of Common Stock should be made available under the 1989 Plan in order to facilitate the continued use of stock options as a part of the Company's incentive compensation program.


Terms of the 1989 Plan
----------------------

The 1989 Plan is intended to assist the Company in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1989 Plan permits the grant of nonstatutory stock options and award of bonus stock covering 3,500,000 authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company.

As of December 31, 1997, stock options covering 1,676,441 shares of Common Stock were outstanding, which options were held by 207 persons at a weighted average exercise price of $13.06 per share. As of March 31, 1998, the market value of the shares underlying such options (as reflected in the closing price for the Company's Common Stock as reported through the National Association of Securities Dealers Automated Quotation system) was $14.25 per share. The exercise price of all options granted under the 1989 Plan has been at least equal to the fair market value of the Common Stock on the date of grant, as determined in good faith by the Board.

See "Option/SAR Grants Last Fiscal Year," above for additional information about options granted under the 1989 Plan.

Unless sooner terminated by the Board, the 1989 Plan will expire on December 6, 2003. Such termination will not affect the validity of any option grant or stock award outstanding on the date of termination.

The 1989 Plan is administered by the Compensation and Stock Option Committee of the Board and is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. Subject to the terms and conditions of the 1989 Plan, the Compensation and Stock Option Committee has the authority to select the persons to whom grants of options or awards of bonus stock are to be made, to designate the number of shares of Common Stock to be covered by such grants or awards, and to make all other determinations and take all other actions necessary or advisable for the administration of the 1989 Plan.

Subject to the terms and conditions of the 1989 Plan, the Compensation and Stock Option Committee may modify, extend or renew outstanding options, or accept the surrender of outstanding options granted under the 1989 Plan or under any other stock option plan of the Company and authorize the granting of new options pursuant to the 1989 Plan in substitution therefor. The substituted options may specify a lower exercise price than the surrendered options, a longer term than the surrendered options or have any other provisions that are authorized by the 1989 Plan.

The 1989 Plan may be amended by the Board, subject to stockholder approval if such approval is then required by applicable law or in order for the 1989 Plan to continue to satisfy the requirements of Rule 16b-3 under the Securities and Exchange Act.

Stock options and bonus stock may be granted or awarded only to persons determined by the Compensation and Stock Option Committee to be employees of the Company. As of February 1, 1998, the Company had approximately 289 employees. An employee may receive more than one option or award of bonus stock, provided that no employee may be granted options or bonus stock under the 1989 Plan covering more than 50% of the shares of Common Stock reserved for issuance under the 1989 Plan as set forth above.

Stock options granted under the 1989 Plan will have exercise prices not less than the greater of the fair market value of the optioned stock at the date of grant or the par value of the optioned stock. Generally, options granted under the 1989 Plan shall not be exercisable until the expiration of six months from the date of grant or have a term greater than ten years after the date of grant. Without limiting the Compensation and Stock Option Committee's discretion as to the terms of stock options granted in accordance with the provisions of the 1989 Plan, options granted under the 1989 Plan generally become exercisable as to 331/3% of the stock covered thereby on each of the first three anniversaries of the date of grant, generally terminate ten years after the date of grant, and generally have an exercise price equal to the fair market value of the optioned stock at the date of grant. The Compensation and Stock Option Committee may in its discretion provide that options granted under the 1989 Plan expire at specified times following, or become exercisable in full upon, the occurrence of certain events, including a change of control, death, disability or retirement.

The 1989 Plan permits the payment of the option exercise price to be made in cash (which may include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to the option pursuant to a "cashless exercise" procedure) or by delivery of shares of Common Stock valued at their fair market value on the date of exercise, or by a combination of both cash and Common Stock. The 1989 Plan also provides, unless otherwise determined by the Compensation and Stock Option Committee and set forth in an agreement, for satisfaction of an optionee's or grantee's tax liabilities arising in connection with the 1989 Plan through retention by the Company of shares of Common Stock issuable upon the exercise of a nonstatutory stock option or pursuant to an award of bonus stock or through delivery of shares of Common Stock to the Company subject to the terms and conditions set forth in the 1989 Plan and under such other terms and conditions as the Compensation and Stock Option Committee deems appropriate.

The Compensation and Stock Option Committee may in its discretion provide for the right of the optionee to surrender to the Company an option (or portion thereof) that has become exercisable and receive upon such surrender, without any payment to the Company, that number of shares of Common Stock having an aggregate fair market value equal to the number of shares subject to the option being surrendered multiplied by an amount equal to the difference between the fair market value of a share of Common Stock on the date of surrender and the option exercise price, plus an amount of cash equal to the fair market value of any fractional share. The Compensation and Stock Option Committee also may provide for the grant of a new option to an optionee upon the surrender of shares of Common Stock to pay the option exercise price of a previously granted option. The number of shares subject to any such new option shall equal the number of shares surrendered to pay the option exercise price, and the option exercise price for any such new option will not be less than the greater of the fair market value of the optioned stock at the date of grant or the par value of the optioned stock.

Options granted under the 1989 Plan shall not be transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and may be exercised during the optionee's lifetime only by the optionee or, in the event of the optionee's legal disability, by the optionee's legal representative.

Bonus stock may also be awarded under the 1989 Plan. A bonus stock award consists of shares of Common Stock that may be issued from time to time under such conditions (if any) that the Compensation and Stock Option Committee may prescribe. Such conditions might include such matters as continued employment with the Company for a specified period of time or achievement of certain performance goals.

In January 1998, the Board of Directors granted restricted stock to senior management for the first time. These grants included both a three-year vesting schedule as well as specific corporate performance targets relating to successful fulfillment of the Company's lease of its satellite or the Company's achievement of positive EBITDA. Unless waived by the Board of Directors, failure to meet a required performance target would prevent vesting of the restricted shares.

An optionee will not recognize income on the grant of a nonstatutory stock option, but generally will recognize ordinary income on the exercise of a nonstatutory stock option. The amount of income recognized on the exercise of a nonstatutory stock option generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares. Where ordinary income is recognized by an optionee in connection with the exercise of a nonstatutory stock option, the Company will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying tax withholding requirements.

A grantee who is awarded bonus stock that is not subject to restrictions generally will recognize ordinary income with respect to the shares on the date of grant. If the shares of bonus stock are subject to a substantial risk of forfeiture on the date of grant, the grantee is not required to include the value of such shares in ordinary income until the shares become no longer subject to a substantial risk of forfeiture, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income generally will be equal to the fair market value of the shares at the time the income is recognized. The Company will be entitled to a deduction in the amount of ordinary income so recognized, subject to satisfying tax withholding requirements.

The rules governing the tax treatment of options and bonus stock, and an optionee's or grantee's receipt of shares in connection with such grants or awards, are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

Recommendation and Vote Required
--------------------------------

The affirmative vote of the holders of a majority of the Company's Common Stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the amendment to the 1989 Plan.

   The Board of Directors recommends a vote FOR the approval of this proposal.

PROXIES WILL BE VOTED FOR THE APPROVAL OF THE AMENDMENT TO THE 1989 PLAN UNLESS OTHERWISE INDICATED ON THE PROXY.


            4. APPROVAL OF ISSUANCE OF STOCK FOR ACQUISITION OF ARDIS

The Acquisition
---------------

On March 31, 1998, the Company acquired ARDIS in accordance with the Purchase Agreement. Subject to certain purchase price adjustments, the Company completed the Acquisition for a price of $100 million (the "Purchase Price") paid as follows: (i) $50 million in cash, paid at the closing of the Acquisition, (ii) approximately $38 million in shares of the Company's Common Stock, paid at the closing of the Acquisition, and (iii) approximately $12 million in shares of the Company's Common Stock and warrants for shares of Common Stock ("Warrants"), payable only if the stockholders approve the issuance of such additional shares and Warrants (the "Additional Issuance"). The Warrants will have an exercise price of $.01 per share.

The Company's Common Stock is quoted on the Nasdaq National Market under the symbol ("SKYC"). Under the rules of the Nasdaq National Market, the Company must obtain stockholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock if (a) the issuance of such securities is in connection with the acquisition of the stock or assets of another company and (b) either (i) the common stock to be issued in the transaction will have upon its issuance voting power equal to or in excess of 20% of the voting power of the issuer's common stock outstanding before such issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. Accordingly, prior to the Additional Issuance, the Company must obtain approval from its stockholders, since the shares of Common Stock paid at the closing, together with the Additional Issuance will represent more than 20% of the voting power of its Common Stock or more than 20% of the number of shares of Common Stock outstanding prior to such Additional Issuance.

             STOCKHOLDERS ARE NOT BEING ASKED TO APPROVE THE
             ACQUISITION. A FAILURE OF THE COMPANY'S STOCKHOLDERS TO APPROVE THE ADDITIONAL ISSUANCE WILL NOT HAVE ANY
             EFFECT ON THE ACQUISITION.

In connection with the Purchase Agreement, the holders of approximately 76% of the Company's Common Stock (Hughes, Singapore Telecom, Baron Capital, Inc. and AT&T Wireless) have agreed with Motorola to vote in favor of the Additional Issuance. Such shares of Common Stock will be sufficient to establish a quorum and to approve the Additional Issuance without the vote of any other stockholder.

Reasons for the Acquisition
---------------------------

With the Acquisition, the Company is a leading provider of nationwide wireless communications services, including data, dispatch, and voice services, primarily to business customers in the United States. The Company now offers a broad range of end-to-end wireless solutions using a seamless network consisting of the nation's largest, most fully-deployed terrestrial wireless data network and a satellite in geosynchronous orbit.

Through its ability to offer a broad range of services on a nationwide scale, the Company believes that it is well positioned to serve the needs of mobile workers in the United States. Within its addressable market, the Company is concentrating its sales and marketing efforts on the transportation, field services, and emerging two-way messaging markets. The Company believes that its combination of guaranteed delivery and high reliability, deep in-building penetration and geographic breadth of coverage provide a significant competitive advantage over other competing networks.


Pro Forma Summary Financial and Other Data
------------------------------------------

The following summary pro forma financial information gives effect to (i) the Acquisition, (ii) the high yield debt offering and (iii) the New Bank Financing as if such transactions had been consummated on December 31, 1997 in the case of the State of Operations Data and Other Financial and Operating Data, and on January 1, 1997 in the case of the Balance Sheet Data of Operations of the
Company. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by the Company in the future.

The following data should be read in conjunction with the Company's Consolidated Financial Statements and related notes, ARDIS' Combined Financial Statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere herein, as applicable.


                                                    Year Ended December 31, 1997
                                                    ----------------------------



(Dollars in thousands, except subscribers and revenue per unit)

Statement of Operations Data:
Revenues:
     Services                                                $  62,109
     Equipment and consulting                                   25,856
                                                             ----------
          Total revenue                                         87,965

Operating loss                                                (117,021)
Net loss                                                      (176,382)

Other Financial and Operating Data:
Number of subscribers (end of period) (1)                       81,300
Average monthly revenue per unit (1)                         $      69
EBITDA (2)                                                     (56,872)
Depreciation and amortization                                   59,274
Capital expenditures                                            10,029
Ratio of earnings to fixed charges (3)                              --


Balance Sheet Data:
Cash and cash equivalents                                    $  26,206
Restricted cash (4)                                            123,000
Property and equipment, net                                    274,975
Total assets                                                   612,893
Total debt (5)                                                 447,374
Total stockholders' equity                                     104,631


     (1) Number of subscribers and average monthly revenue per unit calculations have been adjusted to account for subscribers common to ARDIS and American Mobile.

     (2) "EBITDA" consists of operating income (loss) plus depreciation and amortization. EBITDA is a financial measure commonly used in the Company's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA does not represent funds available for dividends, reinvestment or other discretionary activities. EBITDA has been adjusted to include $875,000 of other income from the licensing of certain technology.

     (3) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, accretion of discount on preferred stock and a reasonable approximation of the interest factor included in rental payments on operating leases. Earnings were inadequate to cover fixed charges for the year ended December 31, 1997 by $176.4 million.

     (4)Restricted cash includes pledged securities purchased in connection with the financing of the Acquisition of $113.0 million and $10.0 million escrowed to fulfill potential obligations under a customer contract.

     (5)Subsequent to December 31, 1997, the Company drew down the remaining $2.0 million under the certain bank financing, and drew down $10.0 million available under the bridge facility prior to the closing of the high yield debt offering. Upon consummation of the high yield debt offering and partial repayment of the Bank Financing, it is expected that the Company will have $100.0 million available for borrowing under the Revolving Credit Facility.

ARDIS
-----

ARDIS, a leading provider of nationwide wireless data service, markets its service primarily to business customers with a need for reliable, two-way wireless data communications in the field services and transportation markets. The ARDIS wireless data network provides the widest breadth of any single provider of terrestrial wireless service in the United States. The network incorporates approximately 1,700 radio towers (base stations) that provide service to 425 of the largest cities and towns in the United States, including virtually all metropolitan areas. The network was designed and built using Motorola technology to provide reliable two-way data communications, deep in-building penetration and efficient frequency usage. The extensive coverage and deep in-building penetration provided by the ARDIS network is attractive to customers who desire a single service provider whose nationwide scope extends from large metropolitan areas to smaller cities and towns. Customers such as IBM, NCR, Pitney Bowes, and Sears use applications such as service call dispatch, asset tracking, and peer-to-peer communications to achieve critical business objectives resulting in increased productivity, profitability and customer satisfaction.

The executive offices of ARDIS are located at 300 Knightsbridge Parkway, Suite 500, Lincolnshire, Illinois 60069, telephone: (847) 913-1215.

Selected Financial and Other Data
---------------------------------

Set forth below is the selected financial data for ARDIS for the five fiscal years ended December 31, 1997:



(dollars in thousands, except for per share data)
                                               1997           1996            1995            1994           1993
                                               ----           ----            ----            ----           ----
                                                                                                  (Unaudited)
                                                                                                  -----------
Revenues                                     $44,249        $45,297          $41,272        $50,907         $46,604
Net Loss                                     (11,742)       (18,998)         (25,253)       (22,504)        (40,446)
Net Loss Per Common Share(1)                      --             --               --             --              --
Dividends on Common Stock(1)                      --             --               --             --              --
Consolidated Balance Sheet Data:
Cash and Cash Equivalents                      2,082          5,289            6,985         16,035           8,896
Property Under Construction                       --             --               --             --              --
Total Assets                                  69,830         91,252          103,231         83,368          61,113
Current Liabilities                           12,807         13,281           14,569         27,428          12,970
Long-Term Obligations                          8,931         12,830           16,395             --              --
Stockholders' Equity                          48,092         65,141           72,267         55,940          48,143

     (1)The financial results of ARDIS present the combined financial position of Motorola ARDIS Acquisition, Inc. ("MAA") and Motorola ARDIS, Inc. ("MAI"), each wholly-owned subsidiaries of Motorola, Inc. ("Parent"). Each of MAA and MAI own a 50% partnership interest in ARDIS Holding Company. As such, net loss per common share and dividends on common stock are not applicable.

ARDIS

Management's Discussion and Analysis of Financial Condition
and Results of Operations
------------------------------------------------------------

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996
---------------------------------------------------------------------

     Operating Revenues. Services revenues were $41.9 million for 1997 as compared to $43.4 million for 1996. The decrease in revenue reflects reduced usage during 1997 by several large accounts, including UPS which was impacted by the strike in 1997.

     Revenue from the sale of equipment increased to $2.3 million in 1997 compared from $1.9 million in 1996. Devices made available from RIM during 1997 and continued demand for the Motorola PCMCIA modem contributed to the increase.

     Costs and Expenses. Total costs and expenses decreased approximately 17% during 1997 compared to 1996. Cost of services and operations for 1997 were $31.9 million, a decrease from $32.8 million for 1996. This decline was due primarily due to continued cost savings derived from the consolidation of network operations which were commenced during 1996.

     The cost of equipment sold for 1997 increased to $2.3 million from $1.4 million for 1996 in relation to the increased revenue from equipment sales.

     Sales and marketing expenses for 1997 were $5.9 million, a decline from $13.7 million for 1996. The decline was attributable primarily to ARDIS' shift from a consumer market focus in 1996 to its traditional vertical business markets focus in 1997. Sales and marketing costs as a percentage of revenue were 13% in 1997 and 30% in 1996.

       General and administrative expenses in 1997 were $7.0 million, a decline from $9.4 million in 1996. This decline was attributable primarily to (i) reduced headcount and personnel related costs which had supported horizontal marketing efforts (ii) reduced software license expenses and (iii) reduced reserve requirements. As a percentage of revenue, general and administrative expenses represented 16% in 1997 and 21% in 1996.

     Depreciation and amortization expense in 1997 was $14.6 million, a decline from $17.3 million in 1996. The decline was attributable to the originally contributed network assets in 1990 becoming fully depreciated in 1997.
Depreciation and amortization expense as a percentage of revenue was 33% for 1997 and 38% for 1996.

     Interest and Other Income. Net interest expense was $1.2 million for 1997, a decline from $1.4 million in 1996. This decline was as a result of lower capital lease balances.

     Capital Expenditures. Capital expenditures for 1997 were $1.4 million compared to $3.4 million for 1996. The decrease in capital expenditure amounts reflects the significant capital expenditures made in 1996 and prior periods that provided sufficient network capacity and therefore reduced capital expenditure requirements in 1997.

Certain Effects of the Additional Issuance on Stockholders
----------------------------------------------------------

The Additional Issuance will have a dilutive effect on the voting rights of the holders of Common Stock. In addition, upon exercise of the Warrants, there will be substantial and immediate dilution to existing stockholders as a result of the exercise price for such Warrants.

As a result of the Acquisition, Motorola will be the second largest stockholder of the Company, holding approximately 20.6% of the Company's outstanding Common Stock, following the Additional Issuance. In addition, in connection with the Acquisition, Motorola received certain registration rights for its shares of Common Stock and Common Stock subject to the Warrants. See "Agreements Among Stockholders -- Motorola Agreements."


Recommendation and Vote Required
--------------------------------

The affirmative vote of a majority of the total votes cast, excluding shares of Common Stock held by Motorola, is required to approve the Additional Issuance. In connection with the Purchase Agreement, the holders of approximately 76% of the Company's Common Stock (Hughes, Singapore Telecom, Baron Capital, Inc. and AT&T Wireless) have agreed with Motorola to vote in favor of the Additional Issuance. Such shares of Common Stock will be sufficient to establish a quorum and to approve the Additional Issuance without the vote of any other stockholder.

The Board of Directors unanimously approved the Purchase Agreement and the closing of the Acquisition. As discussed above, the Company believes that the Acquisition represents a strategic fit between two companies with similar business strategies and complementary products and operations. As a result of the Acquisition, the Company believes that it will be able to capitalize upon meaningful operational synergies that could expedite the Company's ability to generate positive operating results. In addition, the Company believes that it will be able to enhance revenue growth through cross-selling opportunities between the Company's and ARDIS' sales forces. The Company also expects to rationalize its cost structure through (i) network optimization and integration,
(ii) office and systems consolidation and (iii) limited personnel reductions.

           The Board of Directors recommends a vote FOR the Additional Issuance.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. No person associated with the Company who was required to file under these rules failed to file any such required report. In making this statement, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the SEC.

                                  OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with any instructions specified on such proxy and, where no instruction is specified, as indicated on such proxy.



                               PROPOSALS FOR 1999

In accordance with rules promulgated by the SEC, the Company will review for inclusion in next year's proxy statement stockholder proposals received by November 30, 1998. Proposals should be sent to the Secretary of the Company, 10802 Parkridge Boulevard, Reston, Virginia 20191-5416. In addition, in accordance with Article II, Section 13 of the Company's Bylaws, in order to be properly brought before the 1999 annual meeting of stockholders, a stockholder submitting a proposal must file a written notice with the Secretary of the Company which conforms to the requirements of the Bylaws. If the Board of Directors or a designated committee or officer who will preside at the stockholders meeting determines that the information provided in such notice does not satisfy the informational requirements of the Bylaws or is otherwise not in accordance with law, the stockholder will be notified promptly of such deficiency and be given an opportunity to cure the deficiency within the time period prescribed in the Bylaws. Such notice of a stockholder proposal must be delivered not less than 60 days nor more than 120 days prior to the date of the annual meeting to be held in 1998 (unless such notice relates to a special meeting or the annual meeting is called to be held before the date specified in the Bylaws, in which case the stockholder proposal must be delivered no later than the close of business on the tenth day following the date on which notice of the meeting is publicly announced).

                               1997 ANNUAL REPORT

American Mobile's Annual Report on Form 10-K for the year ended December 31, 1997, including financial statements ("Annual Report"), is being furnished concurrently with this Proxy Statement to persons who were stockholders of record as of March 31, 1998, the record date for the Annual Meeting. The information set forth in the Annual Report under Items 1 through 3 and Items 5 through 9 is incorporated by reference into this Proxy Statement. Except to the extent so incorporated, the Annual Report does not form part of the material for the solicitation of proxies.

                                 By order of the Board of Directors,
                                 Randy S. Segal
                                 Vice President and Secretary

Reston, Virginia
April 27, 1998

                                      INDEX


Audited financial statements of ARDIS......................................  F-1

Independent auditors' report...............................................  F-2

ARDIS financial statements.................................................  F-3

Notes to financial statements..............................................  F-7

Audited Financial Statements

ARDIS HOLDING COMPANY
Combined Financial Statements
December 31, 1996 and 1997
(With Independent Auditors' Report Thereon)

Independent Auditors' Report


The Board of Directors
Motorola, Inc.:


We have audited the accompanying combined balance sheets of ARDIS Holding Company (Company), a wholly-owned business of Motorola, Inc. (Parent) as described in Note 2, Basis of Presentation, as of December 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ARDIS Holding Company as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/KPMG Peat Marwick LLP
February 13, 1998
Chicago, Illinois

ARDIS HOLDING COMPANY

Combined Balance Sheets

December 31, 1996 and 1997
(amounts in thousands)

-------------------------------------------------------------------------------------------------------------------

                  Assets                                                        1996                      1997
-------------------------------------------------------------------------------------------------------------------

Current assets:
     Cash and cash equivalents                                                 $ 5,289                   $ 2,082
     Accounts receivable, less allowance for doubtful
         accounts of $754 in 1996 and $264 in 1997,
         including amounts due from Parent of $142
         in 1996 and $47 in 1997                                                 7,809                     7,642
     Inventory, including $514 in 1996 and $154 in
         1997, acquired from Parent                                              1,211                       342
     Prepaid site rent, including, $2,500 in 1996
         to Parent                                                               4,418                     2,075
     Prepaid expenses and other current assets                                   2,184                     1,104
-------------------------------------------------------------------------------------------------------------------

Total current assets                                                            20,911                    13,245
-------------------------------------------------------------------------------------------------------------------


Property and equipment - net, principally acquired
     from Parent                                                                53,302                    41,801
-------------------------------------------------------------------------------------------------------------------


Intangible assets, net                                                          16,303                    14,567
Other noncurrent assets                                                            736                       217
-------------------------------------------------------------------------------------------------------------------

                                                                               $91,252                   $69,830
-------------------------------------------------------------------------------------------------------------------

     Liabilities and Stockholders' Equity

Current liabilities:

     Accounts payable, including amounts due to Parent
         of $340 in 1996 and $471 in 1997                                      $ 4,011                   $ 4,012
     Accrued expenses, including amounts due to
         Parent of $492 in 1996 and $204 in 1997                                 2,646                     1,717
     Accrued payroll and related taxes                                           2,153                     1,070
     Capital lease obligation                                                    3,565                     3,900
     Advance deposits                                                                -                     1,402
     Accrued taxes                                                                 906                       706
-------------------------------------------------------------------------------------------------------------------


Total current liabilities                                                       13,281                    12,807
-------------------------------------------------------------------------------------------------------------------


Capital lease obligation                                                        12,830                     8,931
-------------------------------------------------------------------------------------------------------------------


Stockholders' equity                                                            65,141                    48,092
-------------------------------------------------------------------------------------------------------------------


Total liabilities and stockholders' equity                                     $91,252                   $69,830
-------------------------------------------------------------------------------------------------------------------


See accompanying notes to combined financial statements.


ARDIS HOLDING COMPANY

Combined Statements of Operations

Years ended December 31, 1995, 1996, and 1997

(amounts in thousands)

-------------------------------------------------------------------------------------------------------------------

                                                                                1995         1996         1997
-------------------------------------------------------------------------------------------------------------------

Revenues:
     Services, including revenues from Parent of $622, $613, and $294 for the years ended December 31,
         1995, 1996, and 1997, respectively.                                $40,006      $43,413       $41,923
     Equipment                                                                1,266        1,884         2,326
-------------------------------------------------------------------------------------------------------------------

Total revenues                                                               41,272       45,297       44,249
-------------------------------------------------------------------------------------------------------------------

Costs and expenses:
     Cost of service and operations, including costs of providing services to Parent of $9,180, $7,694, and $7,569 for the
         years ended December 31, 1995, 1996, and 1997, respectively.        39,884       32,805       31,940
     Cost of equipment sold, including costs of equipment
         purchased from Parent of $938, $1,033, and $1,324 for the years
         ended December 31, 1995, 1996, and 1997, respectively.               1,878        1,350        2,233
     Sales and advertising, including expenses from Parent
         of $734, $50, and $54 for the years ended December 31,
         1995, 1996, and 1997, respectively.                                 15,164       13,677        5,888
     General and administrative, including expenses related
         to Parent of $300, and $150 for the years ended
         December 31, 1995 and 1996, respectively.                           10,623        9,364        6,970
     Depreciation and amortization principally
         related to assets acquired from Parent                              14,355       17,269       14,586
-------------------------------------------------------------------------------------------------------------------


                                                                             81,904       74,465       61,617
-------------------------------------------------------------------------------------------------------------------


Operating loss                                                              (40,632)     (29,168)     (17,368)

Interest income                                                                 481          198          150
Interest expense                                                               (688)      (1,556)      (1,331)
-------------------------------------------------------------------------------------------------------------------


Loss before income tax benefit                                              (40,839)     (30,526)     (18,549)

Income tax benefit                                                           15,586       11,528        6,807
-------------------------------------------------------------------------------------------------------------------

Net loss                                                                   $(25,253)    $(18,998)    $(11,742)
-------------------------------------------------------------------------------------------------------------------


See accompanying notes to combined financial statements.

ARDIS HOLDING COMPANY

Combined Statements of Stockholders' Equity

Years ended December 31, 1995, 1996, and 1997

(amounts in thousands)

--------------------------------------------------------------------------------

                                                                 Stockholders'
                                                                    Equity
--------------------------------------------------------------------------------


Balance at January 1, 1995                                          68,906

Contributions from Parent                                           44,200

Tax benefit utilized by Parent                                     (15,586)

Net loss                                                           (25,253)
--------------------------------------------------------------------------------


Balance at December 31, 1995                                        72,267

Contributions from Parent                                           23,400

Tax benefit utilized by Parent                                     (11,528)

Net loss                                                           (18,998)
--------------------------------------------------------------------------------


Balance at December 31, 1996                                        65,141

Contributions from Parent                                            1,500

Tax benefit utilized by Parent                                      (6,807)

Net loss                                                           (11,742)
--------------------------------------------------------------------------------


Balance at December 31, 1997                                       $48,092
--------------------------------------------------------------------------------


See accompanying notes to combined financial statements.

ARDIS HOLDING COMPANY

Combined Statements of Cash Flows

Years ended December 31, 1995, 1996, and 1997

(amounts in thousands)

-------------------------------------------------------------------------------------------------------------------

                                                                            1995             1996           1997
-------------------------------------------------------------------------------------------------------------------


Net loss                                                               $(25,253)        $(18,998)      $(11,742)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
     Depreciation and amortization                                       14,355           17,269         14,586
     Gain on sale of fixed assets                                             -                -            (33)
     Write-off of recorded assets                                             -                -            419
     Tax benefit utilized by Parent                                     (15,586)         (11,528)        (6,807)
     Changes in assets and liabilities:
         Accounts receivable                                             (3,030)           1,240            167
         Inventory                                                        1,329           (1,025)           869
         Prepaid site rent                                                 (685)          (1,398)         2,343
         Prepaid expenses and other assets                                  792           (1,432)         1,080
         Accounts payable                                                (1,817)             (16)             1
         Accrued expenses                                                 1,085           (2,556)          (929)
         Accrued payroll                                                    785             (902)        (1,083)
         Accrued taxes                                                   (1,381)             245           (200)
         Advance deposits                                                     -                -          1,402
         Other                                                            1,191              435            520
-------------------------------------------------------------------------------------------------------------------


Net cash provided by (used in) operating activities                     (28,215)         (18,666)           593
-------------------------------------------------------------------------------------------------------------------


Cash flows from investing activities:
     Capital expenditures                                               (18,811)          (3,410)        (1,431)
     Purchases of FCC licenses                                           (4,724)          (1,396)          (305)
-------------------------------------------------------------------------------------------------------------------


Net cash used in investing activities                                   (23,535)          (4,806)        (1,736)
-------------------------------------------------------------------------------------------------------------------


Cash flows from financing activities:
     Contributions from Parent                                           44,200           23,400          1,500
     Payments of capital lease obligations                               (1,500)          (1,624)        (3,564)
-------------------------------------------------------------------------------------------------------------------


Net cash provided by (used in) financing activities                      42,700           21,776         (2,064)
-------------------------------------------------------------------------------------------------------------------


Decrease in cash and cash equivalents                                    (9,050)          (1,696)        (3,207)
Cash and cash equivalents at beginning of year                           16,035            6,985          5,289
-------------------------------------------------------------------------------------------------------------------


Cash and cash equivalents at end of year                                 $6,985           $5,289         $2,082
-------------------------------------------------------------------------------------------------------------------


Supplemental disclosure of cash flow information:
     Cash paid for interest on capital lease obligations                   $688           $1,556         $1,331

Supplemental disclosure of noncash activities:
     Assets acquired through capital leases                              $18,831               -              -

See accompanying notes to combined financial statements.


ARDIS HOLDING COMPANY

Notes to Combined Financial Statements

--------------------------------------------------------------------------------


(1)  Description of Business
     -----------------------

     ARDIS Holding Company (Company) is engaged in the operation of a terrestrial-based wireless data network that provides service coverage to substantially all areas of the United States, Puerto Rico, and the U.S. Virgin Islands. This network includes radio frequency towers, or base stations, for transmitting and receiving radio signals among data terminals. The network operates in the 800 MHZ frequency band utilizing licenses owned by the Company. The base stations are located on leased antenna sites.

     The Company provides wireless data services primarily to business customers in many varying market segments, including field services and transportation market segments which require nationwide, reliable wireless data services. The Company derives revenues from monthly variable and fixed usage charges, as well as access fees, rental fees, and equipment sales. The Company obtains and supports customers through direct sales efforts and reseller arrangements.

(2)  Basis of Presentation
     ---------------------

     The accompanying financial statements present the combined financial position, results of operations, and cash flows of Motorola ARDIS Acquisition, Inc. (MAA) and Motorola ARDIS, Inc. (MAI), each wholly-owned subsidiaries of Motorola, Inc. (Parent). Each of MAA and MAI own a 50% partnership interest in ARDIS Holding Company. ARDIS Holding Company was formed in April, 1990 as a 50/50 joint venture between Motorola, Inc. (Motorola) and International Business Machine Corporation (IBM) to deploy a terrestrial based wireless data network in the United States. Hereinafter, except as otherwise indicated, MAA and MAI are referred to on a combined basis as ARDIS Holding Company or the Company. In December, 1994 MAA acquired IBM's partnership interest in ARDIS Holding Company for $33,800.

     All significant intercompany transactions and balances have been eliminated in the combination.

(3)  Summary of Significant Accounting Policies
     ------------------------------------------

     Cash and Cash Equivalents
     -------------------------

     Cash and cash equivalents include all highly liquid investments with a maturity of three months or less when purchased.

     Accounts Receivable
     -------------------

     Accounts receivable includes amounts owed by customers for airtime services and equipment. A related provision for uncollectible amounts is calculated based on management's estimates of amounts, which, based upon the credit risk associated with the various classifications of customer accounts, are subject to substantial collection risk.

     Inventory
     ---------

     Inventory consists of reseller hardware devices and is stated at lower of cost or market. Cost is determined using the weighted average method. Appropriate consideration is given to obsolescence in evaluating net realizable value.

     Prepaid Expenses and Other Assets
     ---------------------------------

     Prepaid expenses and other assets consists principally of prepaid costs incurred for airpasses. These airpasses expire beginning in 1999 through 2000. The Company reduces the asset for actual usage each year and performs an assessment of the net realizable value of the asset based on projected usage through the expiration period. The current portion of the asset is reflected as a prepaid expense and the noncurrent portion is reflected as an other noncurrent asset.

     Property and Equipment
     ----------------------

     Property and equipment consists of leasehold improvements, network equipment, and other equipment and are stated at cost or, for assets contributed, net book value as of the date of contribution. Depreciation of furniture and equipment is provided using the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years.
     Leasehold improvements are amortized over the remaining terms of the respective leases. Maintenance and repairs are expensed as incurred, while improvements are capitalized.

     Intangible Assets
     -----------------

     Intangible assets, which include license rights and excess of cost over fair value, are stated at cost. License rights represent costs incurred for FCC issued licenses and are amortized on a straight-line basis over an estimated useful life of 10 years. The excess of cost over fair value, resulting from MAA's acquisition of IBM's interest in the Company, is amortized on a straight-line basis over an estimated useful life of 10 years. The Company assesses the recoverability of intangible assets by determining whether the amount of the balances over their remaining lives can be recovered through undiscounted future operating cash flows of the operations.

     Long-lived Assets
     -----------------

     Long-lived assets and identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts should be evaluated. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company has determined that as of December 31, 1996 and 1997 there has been no impairment in the carrying values of long-lived assets.

     Income Taxes
     ------------

     ARDIS Holding Company is included in the consolidated U.S. income tax return of the Parent. The tax benefit of losses have been recorded in the statements of operations as the benefits are used by the Parent.

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) 109, Accounting for Income Taxes. Cumulative deferred taxes have been settled through stockholders' equity.

     Revenue Recognition
     -------------------

     The Company recognizes revenues under service agreements over the period in which related services are provided. Sales of equipment are recognized upon delivery. To the extent that management considers certain recognized revenues to be uncollectible, a provision for doubtful accounts is recognized as a general and administrative expense in the period such determination is made.

     Use of Estimates
     ----------------

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in connection with the preparation of these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Concentration of Customer and Credit Risks
     ------------------------------------------

     The Company's customers are comprised of subscribers which utilize airtime services and purchase related equipment. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. As of December 31, 1996 and 1997 three and five customers' account balances individually accounted for more than 5% of the Company's accounts receivable balance, respectively. In the aggregate those customers accounted for 42% and 63%, of the total accounts receivable balance as of December 31, 1996 and 1997, respectively. For the years ended December 31, 1996 and 1997, four and five customers individually accounted for more than 5% of the Company's sales, respectively. In the aggregate, these customers accounted for 62% and 69% of total sales for the years ended December 31, 1996 and 1997, respectively.

     Accounts receivable are generally unsecured; management believes its allowance for doubtful accounts is adequate to cover any exposure to loss.

     Concentration of Suppliers
     --------------------------

     The Company currently purchases all of its base station equipment, an important component of its network, from its Parent. Although there are a limited number of manufacturers of this particular equipment, management believes that other suppliers could provide similar equipment on comparable terms. A change in suppliers, however, could cause a delay in procurement or deployment of equipment and a possible reduction in the quality of service, which could affect operating results adversely.

     The Company currently leases approximately one-third of its transmission sites, an important component of its network, from its Parent under cancelable operating lease agreements. Although there are a limited number of lessors of transmission sites, management believes that other lessors could provide acceptable sites on comparable terms. A change in lessors, however, could cause a possible reduction in the quality of service, which could affect operating results adversely.

     Fair Value of Financial Instruments
     -----------------------------------

     Financial instruments, including accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value. The fair values of all financial instruments were not materially different from their carrying or contract values.

 (4) Liquidity
     -------

     Operations for the current and prior year did not generate sufficient cash flow to cover current obligations. The Parent has funded such obligations and has made a commitment to continue to provide financing to the Company until the transaction described in Note (12) is consummated. The Parent's plans include the planned sale of the Company in exchange for consideration expected to include a combination of cash and securities of the acquirer. See Note (12) for a description of this pending transaction.


(5)  Property and Equipment
     ----------------------

     Property and equipment as of December 31, 1996 and 1997 consists of the following:

--------------------------------------------------------------------------------

                                       1996               1997
--------------------------------------------------------------------------------
Network equipment                    $84,868             $86,765
Construction in progress               5,830               3,836
Personal terminals                     5,703               5,826
Computer equipment                    20,258              21,263
Leasehold improvements-building        3,255               3,268
Furniture and fixtures                 3,458               3,601
--------------------------------------------------------------------------------
                                     123,372             124,559
Less accumulated depreciation         70,070              82,758
--------------------------------------------------------------------------------
                                     $53,302             $41,801
--------------------------------------------------------------------------------


(6)      Intangible Assets

         Intangible assets consist of the following at December 31, 1996 and 1997:


                                                        1996         1997

Excess cost over fair value of assets acquired        $ 12,966    $ 12,966
FCC licenses                                             7,462       7,767
                                                        20,428      20,773

Less accumulated amortization                            4,125       6,166

                                                      $ 16,303    $ 14,567

     FCC licenses as of December 31, 1996 and 1997 consists of certain FCC license rights to 800 MHz channel frequencies, for which an agreement exists to sell these license rights to third parties. The agreement contains three traunches which provide that a total of eighty-four frequencies will be sold in three separate transactions. The first transaction, is expected to be consummated during the first quarter of 1998, and will result in proceeds to the Parent of $5,141. A cash deposit was received during December, 1997 and is reflected as an advance deposit at December 31, 1997. The second and third transactions are expected to be consummated during the last half of 1998 and will result in proceeds of $976 to the Company. The carrying value of these frequencies is $3,170 and $3,022 at December 31, 1996 and 1997, respectively. The completion of these transactions is dependent on obtaining FCC regulatory approval.


(7)  Related Party Transactions
     --------------------------

     The Company engages in transactions with its Parent in the normal course of its business. These transactions include purchases of services, network hardware and software maintenance services, facility rentals, and network gateway fees, among various other transactions as follows:

     The Parent owns certain structures and equipment used by the Company in its operations under operating lease arrangements. Related rental expenses were approximately $2,500, $2,700, and $2,700 for the years ended December 31, 1995, 1996, and 1997, respectively.

     The Parent provides maintenance services under service contracts. The Company incurred related expenses of $4,735, $4,513, and $4,830, for the years ended December 31, 1995, 1996, and 1997, respectively.

     Network equipment is purchased from the Parent. Purchases aggregated $1,021 and $290 for the years ended December 31, 1996 and 1997, respectively.

     Inventory is purchased from the Parent. Purchases aggregated $3,066 and $880 for the years ended December 31, 1996 and 1997, respectively.

     The Parent charges certain payroll and other consulting expenses to the Company. Charges aggregated $3,234, $649, and $60 for the years ended December 31, 1995, 1996, and 1997, respectively.

     During 1995 the Company expensed $1,727 in amounts paid to Parent, which were to entitle the Company to participate in a contract to provide its services to customers through another third party. The agreement was terminated during 1997.

     In management's opinion, the foregoing transactions were consummated based on amounts agreed upon between the respective parties and are reasonable. However, the amounts disclosed may not represent the amounts that would have been reported had these transactions occurred with third parties at "arms-length."

(8)  Leases
     ------

     Capital Leases
     --------------

     The Company is obligated under a capital lease for equipment that expires on December 31, 2000. The gross amounts of equipment and related accumulated depreciation recorded under capital lease was as follows for December 31, 1996 and 1997:

     ---------------------------------------------------------------------------
                                              1996                1997
     ---------------------------------------------------------------------------

         Network equipment                  $18,831              18,831
         Less accumulated depreciation        5,136               8,560
     ---------------------------------------------------------------------------
                                            $13,695             $10,271
     ---------------------------------------------------------------------------

     Depreciation of assets held under the capital lease is included with depreciation expense.

     The Company's obligations require monthly payments in varying amounts through December 31, 2000. The obligations have been discounted to reflect an implicit interest rates 9.381%.


     At December 31, 1997, future minimum lease commitment together with the present value of obligations under lease that have initial or remaining noncancelable terms in excess of one year were as follows:

     ---------------------------------------------------------------------------
         Period ended December 31,
     ---------------------------------------------------------------------------
         1998                                                       $4,896
         1999                                                        4,896
         2000                                                        4,896

     ---------------------------------------------------------------------------
         Total minimum lease payments                               14,688
         Less amount representing                                    1,857
     ---------------------------------------------------------------------------
         Present value of minimum lease payments                    12,831
         Less current portion of capital lease obligations           3,900
     ---------------------------------------------------------------------------
         Noncurrent portion of capital lease obligations            $8,931
     ---------------------------------------------------------------------------

     Operating Leases
     ----------------

     The Company leases substantially all of its base station sites through cancelable operating leases. The majority of these leases provide for renewal options for various periods at their fair rental value at the time of renewal. In the normal course of business, operating leases are generally renewed or replaced by other leases.

     In addition, the Company leases certain office space and computers under non-cancelable operating leases. Future minimum lease payments under such leases as of December 31, 1997 for each of the next four years and in the aggregate are as follows:

     ---------------------------------------------------------------------------
         1998                                                        $1,340
         1999                                                         1,378
         2000                                                         1,416
         2001                                                            38
     ---------------------------------------------------------------------------
         Total lease obligations                                     $4,172
     ---------------------------------------------------------------------------
         Rent expense under all lease agreements for the years ended December 31, 1995, 1996, and 1997 was $7,791, $8,044, and $8,440, respectively.



(9)  Employee Benefits
     -----------------

     The Company maintains an Individual Accumulation Plan to provide retirement assistance to all eligible employees. The plan consists of two components, a defined contribution plan and an employee savings plan. Under the defined contribution plan, the Company will contribute 5% of each employee's compensation to the plan. The employee savings plan allows participants to contribute up to 12% of their compensation as an elective deferral. The Company matches these contributions up to 4% of the participant's compensation. Company contributions under both plans were $1,382, $1,409, and $1,103, for the years ended December 31, 1995, 1996, and 1997, respectively. Participant contributions are vested at all times. Contributions made by the Company to all participants commencing employment prior to or on April 30, 1990 are fully vested. Contributions made by the Company to all participants commencing employment after April 30, 1990 vest over three years.



(10) Income Taxes
     ------------


     Income tax benefit for the years ended December 31, 1995, 1996, and 1997 consists of:


     ---------------------------------------------------------------------------
                                            Current      Deferred       Total
     ---------------------------------------------------------------------------
         Year ended December 31, 1995:
           U.S. Federal                   $(14,950)      $ 2,123     $(12,827)
           State and local                  (3,215)          456       (2,759)
     ---------------------------------------------------------------------------

                                          $(18,165)      $ 2,579     $(15,586)
     ---------------------------------------------------------------------------

         Year ended December 31, 1996:
            U.S. Federal                   (11,094)        1,606       (9,488)
            State and local                 (2,386)          346       (2,040)
     ---------------------------------------------------------------------------

                                          $(13,480)      $ 1,952     $(11,528)
     ---------------------------------------------------------------------------

         Year ended December 31, 1997:
            U.S. Federal                    (8,061)        2,459       (5,602)
            State and local                 (1,734)          529       (1,205)
     ---------------------------------------------------------------------------

                                          $ (9,795)      $ 2,988     $ (6,807)

     ---------------------------------------------------------------------------


     Income tax benefit  differed from the amounts computed by applying the U.S.
     Federal income tax rate of 35% to losses before income tax expense as a result of the following:


     ---------------------------------------------------------------------------------------------------
                                                                        1995         1996        1997
     ---------------------------------------------------------------------------------------------------


         Computed "expected" tax benefit                             $(14,294)    $(10,684)   $(6,492)
         Increase (decrease) in tax benefit resulting from:
           Amortization of goodwill                                       454          454        454
           State and local income taxes, net of federal benefit        (1,793)      (1,327)      (783)
           Other                                                           47           29         14
     ---------------------------------------------------------------------------------------------------
                                                                     $(15,586)    $(11,528)   $(6,807)
     ---------------------------------------------------------------------------------------------------




         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1997 are presented below:

     ---------------------------------------------------------------------------
                                                    1996            1997
     ---------------------------------------------------------------------------
         Deferred tax assets:
           Intangible assets, principally due
             to differences in amortization         $1,789        $ 1,162
         Accruals not deductible for tax purposes    3,096          1,514
             Employee benefits, principally
             due to accrual for financial
             reporting purposes                        370             32
         Other                                         (16)         1,425
     ---------------------------------------------------------------------------
         Net deferred tax assets                     5,239          4,133
     ---------------------------------------------------------------------------

         Deferred tax liabilities:
            Property and equipment, principally
             due to differences in depreciation     (6,770)        (8,588)
     ---------------------------------------------------------------------------
         Net deferred tax liabilities               (6,770)        (8,588)
     ---------------------------------------------------------------------------
         Net deferred tax asset (liability)        $(1,531)       $(4,455)
     ---------------------------------------------------------------------------

         At December 31, 1996  and  1997,  $(1,531) and $(4,455),  respectively, of cumulative deferred taxes have been settled through stockholders' equity. At December 31, 1996 and 1997, the basis of excess cost over fair value of assets acquired for financial reporting purposes exceeds the basis for tax purposes by $(253) and $(168), respectively.

(11) Commitments and Contingencies
     -----------------------------

     The Company is obligated under the terms of a take-or-pay supplier agreement entered into in January, 1997 to purchase prior to August 31, 1998, a minimum of $2,375 of product. The agreement requires the Company to pay certain additional amounts if the Company or certain of its customers does not purchase a total of $9,500 of product by August 31, 1998. At December 31, 1997 the Company had purchased a total of $774. The Company believes that it will fulfill its obligations under the agreement; accordingly, no amount has been accrued at December 31, 1997 for the Company's obligation under the agreement.

(12) Stock Purchase Agreement
     ------------------------

     In December 1997 the Parent entered into a Stock Purchase Agreement (Agreement) with American Mobile Satellite Communications (AMSC) to transfer ownership of the stock of MAA and MAI in exchange for cash and shares of AMSC common stock. In connection with this Agreement, the value exchanged between the Parent and AMSC is subject to adjustment to the extent that the working capital of the Company, as defined in the Agreement, differs from the amount stipulated in the Agreement. The transaction is designed as a tax-free exchange to the Parent and AMSC.

     Closing of the Agreement is subject to a number of significant conditions, including, among others, the receipt of approval from the FCC, the filing of all necessary reports and documents with the Department of Justice pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 and the expiration or termination of all applicable waiting periods thereunder, other governmental approvals, and the satisfaction of certain other conditions. The Parent has the right to terminate this Agreement if the market value of AMSC common stock calculated as of the closing date has declined by more than 30% from the market value calculated as of the date of the Agreement.

                                      INDEX


Pro forma summary financial and other data...................................P-1

Pro forma unaudited balance sheet as of December 31, 1997....................P-2

Pro forma unaudited income statement as of December 31, 1997.................P-3

Notes to pro forma financial statements......................................P-4

Pro Forma Summary Financial and Other Data
------------------------------------------

     The following summary pro forma financial information gives effect to (i) the Acquisition, (ii) the high yield debt offering and (iii) the New Bank Financing as if such transactions had been consummated on December 31, 1997 in the case of the Unaudited Pro Forma Consolidated Condensed Balance Sheet of the Company, and on January 1, 1997 in the case of the Unaudited Pro Forma Consolidated Statements of Operations of the Company. The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by the Company in the future.

     The following data should be read in conjunction with the Company's Consolidated Financial Statements and related notes, ARDIS' Combined Financial Statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere herein, as applicable.

                      AMERICAN MOBILE SATELLITE CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET


                                                                                   As of December 31, 1997
                                                                                   -----------------------

                                                                                         Pro Forma              Pro Forma
                                                                                         ---------              ---------
                                                              AMSC      ARDIS            Adjustment             Consolidated
                                                              ----      -----            ----------             ------------
                                                                                   Acquisition     Offering
                                                                                   -----------     --------
                                                                                   (Dollars in thousands)

Assets:
Current Assets:
 Cash and cash equivalents                                 $  2,106   $ 2,082      $(2,082)(2)      $24,100 (1)    $ 26,206
 Inventory                                                   40,321       342                                        40,663
 Accounts receivable-trade, net of allowance for doubtful
     accounts                                                 8,140     7,642          (92)(4)                       15,690
 Pledged Securities                                              --        --                        41,037 (1)      41,037
 Other current assets                                        14,172     3,179                         5,967 (1)      23,318
                                                           --------    ------                                       -------
     Total current assets                                    64,739    13,245                                       146,914
Property and equipment, net                                 233,174    41,801                                       274,975
Goodwill                                                         --        --       68,557 (2)                       71,107
                                                                                     2,550 (1)(2)
Deferred charges and other assets, net                       13,534    14,784      (14,567)(2)       12,250 (1)      37,934
                                                                                                     11,933 (1)
Pledged Securities                                               --        --       10,000 (1)       71,963 (1)      81,963
                                                           --------   -------                                       -------
     Total assets                                          $311,447   $69,830                                      $612,893
                                                           ========   =======                                      ========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable and accrued expenses                     $ 35,861   $ 8,907      $   (92)(4)      $(2,200)       $ 42,476
 Current portion of obligations under capital leases            798     3,900                                         4,698
 Current portion of long-term debt                           15,254        --                        (5,000)(1)      10,254
 Other current liabilities                                    7,520        --                                         7,520
                                                           --------   -------                                      --------
      Total current liabilities                              59,433    12,807                                        64,948
Long-term liabilities:
 Obligations under Bank Facility                            198,000        --                       (98,000)(1)     100,000(1)
 12 1/4% Senior Notes                                            --        --                       326,500 (1)     326,500
 Capital lease obligations                                    3,147     8,931                                        12,078
 Fair value of assets acquired in excess of purchase price    2,725        --                                         2,725
 Other long-term debt                                         1,364        --                                         1,364
 Other long-term liabilities                                    647        --                                           647
                                                           --------   -------                                       --------
       Total long-term liabilities                          205,883     8,931                                       443,314
                                                           --------   -------                                       -------
           Total liabilities                                265,316    21,738                                       508,262
 Stockholders' equity:
  Net Assets of ARDIS                                                  48,092      (48,092)(2)                           --
  Preferred Stock, par value $0.01: authorized 200,000
       shares; no shares issued                                  --        --                                            --
  Common Stock, voting, par value $0.01: authorized
       75,000,000 shares                                        252        --                            63 (2)         315
  Additional paid-in capital                                451,892        --                        47,747 (2)     499,639
  Common Stock purchase warrants                             36,338        --                         2,190 (2)      64,748
                                                                                                      8,500 (1)
                                                                                                     17,720 (3)
  Unamortized Guarantee Warrants                            (23,586)       --                       (17,720)(3)     (41,306)
  Retained loss                                            (418,765)       --                                      (418,765)
                                                           ---------  -------                                      ---------
        Total stockholders' equity                           46,131    48,092                                       104,631
                                                           ---------  -------                                      ---------
        Total liabilities and stockholders' equity         $311,447   $69,830                                      $612,893
                                                           =========  =======                                      ========

 See Notes to Pro Forma Financial Information on following pages.

                      AMERICAN MOBILE SATELLITE CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                                                                          Year Ended December 31, 1997
                                                                          ----------------------------
                                                                                   Pro Forma Adjustments           Pro Forma
                                                                                   ---------------------           ---------
                                                            AMSC        ARDIS     Acquisition      Offering       Consolidated
                                                            ----        -----     -----------      --------       ------------
                                                                  (Dollars in thousands, except per share data)

Revenues:
    Services                                             $ 20,684     $41,923      $ (498)(9)                   $ 62,109
    Equipment and consulting                               23,530       2,326                                     25,856
                                                         --------     -------                                   --------
      Total revenue                                        44,214      44,249                                     87,965
Cost of service and operations                             31,959      31,940        (498)(9)                     63,401
Cost of equipment sold                                     40,335       2,233                                     42,568
Sales and advertising                                      12,066       5,888                                     17,954
General and administrative                                 14,819       6,970                                     21,789
Depreciation and amortization                              42,430      14,586      (1,297)(5)                     59,274
                                                                                    3,555 (6)
                                                         --------     -------                                   --------

Operating loss                                            (97,395)    (17,368)                                  (117,021)
Interest and other (expense)  income                         (179)        150         500 (8)        5,208 (10)    5,679
Interest expense                                          (21,633)     (1,331)                     (42,076)(7)   (65,040)
                                                         ---------    --------                                  --------

Net loss before income tax benefit                       (119,207)    (18,549)                                  (176,382)
Income tax benefit                                             --       6,807      (6,807)(12)                        --
                                                         ---------    -------                                  ----------
Net loss                                                $(119,207)   $(11,742)                                 $(176,382)
                                                         =========   =========                                 ==========
Loss per share of Common Stock                          $   (4.74)                                             $   (5.62)
                                                         =========                                             ==========
Weighted-average common shares outstanding
    during the period (000's)                              25,131                   6,262(11)                     31,393
                                                         =========                =======                      ==========



See Notes to Pro Forma Financial Information on following pages.

                                      P-3

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

The pro forma financial information is based on the following assumptions and adjustments:

(1) Reflects the $335.0 million in total proceeds from the Offering (comprised of $326.5 million of proceeds from the issuance of Notes and $8.5 million of proceeds from the issuance of the Warrants) and application of the proceeds therefrom as if the Offering, the Acquisition and the New Bank Financing had occurred on December 31, 1997, as follows:


                                                                   Amount
                                                                   ------
                                                                (Dollars in
                                                                 thousands)
                                                                 ----------
     Purchase of Pledged Securities                               $113,000
     Cash portion of the Acquisition                                50,000
     Cash escrow for UPS Guarantee                                  10,000
     Repayment of Bank Financing of American Mobile                 98,000 (a)
     Pre-funding of three years of interest on the Term Loan        17,900
     Facility
     Repayment of other deferred obligations                         7,200 (b)
     Payment of acquisition and financing costs                     14,800 (c)
     Working capital                                                24,100 (d)
                                                                   -------
        Gross proceeds from the sale of the Units                 $335,000
                                                                  ========

     (a) Reflects $98.0 million repayment of the Bank Financing outstanding at December 31, 1997. It is expected that the Company will have the ability, subject to certain conditions, to borrow $100.0 million under the Revolving Credit Facility.

     (b) Consists of $2.2 million of accrued expenses and $5.0 million of deferred vendor financing.

     (c) Consists of $12.2 million of financing costs and $2.6 million of acquisition costs.

     (d) Subsequent to December 31, 1997, American Mobile incurred $12.0 million of additional debt prior to the Offering. Proceeds from the Offering, in the amount of $10.1 million, will be used to repay the Bridge Financing, including accrued interest thereon and $2.0 million will be used to repay additional borrowing made on the Bank Facility.

(2) Reflects the Acquisition. All share and warrant amounts assume final shareholder approval for the issuance of $50.0 million in shares and warrants. No assumptions have been made regarding any purchase price adjustments as outlined in the ARDIS Acquisition Agreement.


Total acquisition costs are anticipated to be as follows:

(Dollars in thousands)                                                                      Amount
----------------------                                                                      ------
6,262,000 shares of American Mobile Satellite Corporation at $7.63 per share (average
      of closing price 20 days prior to acquisition agreement) issued to Motorola         $ 47,810
287,000 warrants of American Mobile Satellite Corporation at a strike price of
      $.01--valued at $7.63 per share issued to Motorola                                     2,190
Cash payment to Motorola                                                                    50,000
Estimated transaction costs                                                                  2,550
                                                                                          --------
                                                                                          $102,550
                                                                                          ========

The anticipated acquisition costs have been allocated for pro forma purposes as follows:


    (Dollars in thousands)                                               Amount
                                                                         ------
    Current assets                                                       $ 11,163
    Equipment and fixtures, net                                            41,801
    Other assets, net                                                         217
    Excess of purchase price over fair market value                        71,107
    Accounts payable, accrued expenses and other liabilities               (8,907)
    Capital leases                                                        (12,831)
                                                                         ---------
                                                                         $102,550

The above allocation of acquisition costs is preliminary and may change upon final determination of the fair value of assets acquired. The Company has not specifically identified amounts to assign to certain intangibles and licenses; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded. A preliminary amortization period of twenty years has been selected and utilized in the pro forma financial information which is expected in all material respects to be representative of the amortization expense that will result from the ultimate allocation to the specific intangible assets.

(3) Reflects the re-pricing and extension of life of 5.5 million existing Guarantee Warrants and issuance of 1.0 million additional Guarantee Warrants in connection with the restructuring of the Bank Facility. The existing 5.5 million Guarantee Warrants will be extended an additional 3.75 years and the exercise price will be changed to reflect a 10% premium over AMSC's closing Common Stock price on the date of closing of the Offering. The exercise price of the Guarantee Warrants is $12.51, a 10% premium over AMSC's Common Stock price on March 25, 1998. The 1.0 million additional Guarantee Warrants will be issued with a seven-year life and exercise price equal to the new exercise price of the existing 5.5 million Guarantee Warrants. The Guarantee Warrants will be amortized over five years (the life of the guarantee) to interest expense.

(4)  Reflects  the  elimination  of   inter-company   balances   resulting  from
transactions between American Mobile and ARDIS.

(5) Reflects the elimination of goodwill amortization recorded by ARDIS.

(6) Reflects the amortization, over a 20-year life, of the excess of purchase price of ARDIS over fair market value of assets acquired.


(7) Reflects adjustments to interest expense as follows:

                                                                                  Year Ended
                                                                                 December 31,
                                                                                     1997
                                                                                 ------------

     (Dollars in thousands)

         (a)  Adjustment of interest expense and debt costs on New Bank           $(10,548)
              Financing
         (b)  Interest expense on the Notes and amortization of debt discount        41,888
         (c)  Amortization of Note issuance costs                                     1,225
         (d)  Amortization of Guarantee Warrants and debt issuance costs              3,544
         (e)  Amortization of pre-funded interest                                     5,967
                                                                                  ---------
                                                                                  $  42,076
                                                                                  =========

     The assumptions in connection with the above pro forma interest expense adjustments are as follows:

     (a) Reflects the elimination of interest expense applicable to the Bank Financing and vendor financing which is to be partially repaid with the proceeds from the sale of the Units.

     (b) Reflects interest expense on the Notes at 12 1/4% and amortization of the $8.5 million debt discount.

     (c) Reflects the amortization, over a ten year period, of debt issuance costs of approximately $12.2 million associated with the Offering and the New Bank Financing.

     (d) Reflects the amortization, over a five year period, of the Guarantee Warrants and the amortization of capitalized costs related to the New Bank Financing.

     (e) Reflects the interest expense on the New Bank Financing.

(8) Reflects interest earned on funds escrowed in connection with a customer guarantee at an average interest rate of 5.0%.

(9) Reflects the elimination of revenues and related operating expenses on transactions between American Mobile and ARDIS.

(10) Reflects interest income earned on the Pledged Securities at an average interest rate of 5.0%.

(11) Reflects shares issued to Motorola in connection with the Acquisition.

(12) Reflects the elimination of a tax sharing arrangement between ARDIS and Motorola.

        This Proxy is Solicited By The Board of Directors of the Company

                      AMERICAN MOBILE SATELLITE CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  May 20, 1998

The undersigned hereby constitutes and appoints Gary M. Parsons and Walter V. Purnell, Jr., and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Annual Meeting of Stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Wednesday, May 20, 1998 at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia, and any adjournments thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present (i) as designated upon the matters set forth on the reverse side, and (ii) in their discretion, upon the approval of minutes of prior meetings of the stockholders and such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If directed by the undersigned to vote for the nominees, or if no direction is made, the votes represented by this proxy will be voted FOR the ten nominees listed below in such proportions as determined by the Proxies in their discretion so as to maximize the likelihood of electing all such nominees; provided, however, that
(i) if directed by the undersigned to withhold votes from one or more nominees, the votes represented by this proxy will be voted FOR the remaining nominees as set forth above, and (ii) if, prior to the election, any such nominee shall become unavailable for election or unable to serve, the Proxies may vote for such other persons as may be nominated. If no direction is made, this proxy will be voted FOR Proposals 2,3 and 4 set forth on the reverse side. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournments thereof.


Election of Directors, Nominees:

Douglas I. Brandon, Ho Siaw Hong, Pradeep P. Kaul,
Billy J. Parrott, Gary M. Parsons, Andrew A. Quartner,
Jack A. Shaw, Roderick M. Sherwood, Michael T. Smith and Yap Chee Keong.


       (change of address/comments)

----------------------------------------

----------------------------------------

----------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE.

(REVERSE SIDE)

1.  Election of Directors

    |_|  For All Nominees      |_|  Withheld From All Nominees

    |_|  For, except vote withheld from the following nominee(s):

         ----------------------------------------------------

2. Ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company for the year 1998.

    For  |_|             Against  |_|            Abstain  |_|


3. Amendment to the Company's 1989 Stock Option Plan to increase the number of shares authorized for issuance.

    For  |_|             Against  |_|             Abstain |_|


4. Issuance of shares of the Company's Common Stock to Motorola, Inc.

    For  |_|             Against  |_|             Abstain  |_|


|_|  Change of address/comments on reverse side.


INSTRUCTIONS:

1. Please sign exactly as name is printed hereon.
2. If shares are held jointly, each holder should sign.
3. If signing as executor or trustee or in similar fiduciary capacity, please give full title as such.
4. If a corporation, please sign full corporate name by President or other authorized officer.
5. If a partnership, please sign partners name by authorized person.




SIGNATURE(S)                                       DATE